Exhibit 10.8

METRO SQUARE
OFFICE LEASE AGREEMENT

LEASE SUMMARY

THIS LEASE SUMMARY IS INTENDED AS A QUICK REFERENCE TO SPECIFIC PROVISIONS OF THE SUBJECT LEASE AGREEMENT AND NOT AS PART THEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THIS LEASE SUMMARY AND THE SUBJECT LEASE AGREEMENT, THE PROVISIONS OF THE LEASE SHALL GOVERN AND CONTROL.

DATE OF LEASE:	______________________________
LANDLORD

Southpark Corporate Center, L.L.C.

Address: ________________________________
Attn: ________________________
________________________________
________________________________

Telephone: (       )
Facsimile: (       )

TENANT:

_____________________________________________ a(n) _________________________________________ (Individual, corporation, general/limited partnership, limited liability company, trust or other entity and state of registration, if applicable)

Address: ________________________________
Attn: ________________________
________________________________
________________________________

Telephone: (       )
Facsimile: (       )

TRADE NAME:	___________________________________________
PREMISES:	Building _______; Suite _____________________ Rentable Floor Area - ______________ sf; Usable Floor Area - ___________________ sf Prorata Share - _________________%
USE:	____________________________________________
EXPANSION OPTION(S):	____________________________________________
TERM:	____________________________________________
COMMENCEMENT DATE:	____________________________________________
EXPIRATION DATE:	____________________________________________
RENEWAL OPTION(S):	____________________________________________
RENT:	____________________________________________
SECURITY DEPOSIT:	____________________________________________
PARKING ALLOCATION:	____________________________________________
REAL ESTATE BROKER(S):	____________________________________________
SPECIAL PROVISIONS:	____________________________________________ ____________________________________________

METRO SQUARE
OFFICE LEASE AGREEMENT

THIS METRO SQUARE OFFICE LEASE AGREEMENT (this "Lease") is made February 4, 2000, between SOUTHPARK CORPORATE CENTER, L.L.C., a Delaware limited liability company ("Landlord"), and E-LOAN, INC., a Delaware Corporation ("Tenant").

w i t n e s s e t h:

IN CONSIDERATION OF the mutual covenants and conditions hereinafter set forth, Landlord and Tenant hereby agree as follows:

    DEMISED PREMISES.
      Description of Premises. Landlord and Tenant agree that Tenant shall lease from Landlord those certain Premises (the "Premises") as shown cross-hatched on the floor plan attached hereto as Exhibit "A". The Premises contain the fixtures, improvements, and other property now installed, plus any improvements to be made pursuant to this Lease. The Premises are located in Building "E" (the "Building") of Metro Square, an office development comprised of seven separate office buildings (the "Project") located at 3563 Philips Highway, Jacksonville, Florida, 32207, on the parcel of land described in Exhibit "B" attached hereto (the "Land"). A site plan depicting the entire Project is attached hereto as Exhibit "C".
      Floor Area of the Premises. The net rentable floor area of the Premises is approximately 24,000 square feet, based on measurements made using the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI 265.1-1996, published by the Building Owners and Managers Association International (BOMA Standards). The net rentable floor area of the Premises shall be recalculated using the same BOMA Standards following preparation of the preliminary space plan of the Premises; and upon completion of the Tenant Improvements (as hereinafter defined), the net rentable floor area shall again be recalculated using BOMA Standards and restated as part of a "Memorandum of Commencement" to be prepared by Landlord as provided in this Lease.
      Common Areas.
        Tenant and its agents, employees, and invitees have the nonexclusive right, with tenants of the Project and others designated by Landlord, to the free use of the those areas located in and around the Project that are intended to be used in common (the "Common Areas") for their customary purposes, such as: the public lobbies, hallways, stairwells and elevators located in Project buildings; the sidewalks, parking areas, driveways, pedestrian walkways and other similar public areas and access ways located in and around the Project; and the drainage and utility systems servicing the Project.
        Landlord reserves the right at anytime to: (i) locate and relocate buildings within the Project ("Project Buildings"). automobile parking areas, and driveways: (ii) change the number of Project Buildings. the dimensions of Project Buildings, and the number of floors in any of the Project Buildings; (iii) modify the identity and the signage of the Project, and of the Project Buildings; (iv) construct other improvements in the Project; (v) restrict usage of certain parking and loading areas for the benefit of certain tenants, provided that such restrictions do not unreasonably limit the parking and loading areas available to Tenant; (vi) prohibit or permit under conditions imposed by Landlord, the placement of signage within the Common Areas; (vii) restrict employee parking to certain portions of the Common Areas and to establish, in the Rules and Regulations, procedures to hold each Project tenant responsible for their enforcement of this restriction, including the imposition of fines; (viii) add additional property to the Common Areas, and to reduce the Common Areas, and to enter into, modify, or release covenants, easements, or other agreements with the owners of adjacent properties, to permit, govern, or restrict usage of the Common Areas by such adjacent properties; and (ix) make such other modifications to or use of the Common Areas as Landlord deems necessary or desirable. In the case of each of the foregoing provisions, and except during periods of construction and maintenance, reasonable access to the Premises and the parking facilities will not be materially impaired.
        The use of the Common Areas is subject to the terms of all covenants, conditions, restrictions, and easements applicable to the Project and the Land, as may be recorded in the public records of Duval County, from time to time.
        Landlord may, from time to time, engage security services to police the Common areas, and may without notice, terminate such services. Except as provided in Section 4.2a hereof Landlord shall not be responsible for the security of the Common Areas, and the use of the Common Areas will be at sole risk of Tenant, its invitees, customers and employees.
        Landlord is not liable if the amount of the Common Areas is diminished, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent or Additional Rent unless otherwise specifically provided in this Lease. Diminution of the Common Areas will not be deemed constructive or actual eviction. Notwithstanding the foregoing, however, Tenant's parking space allowance, as set forth in Section 4.5 hereof, shall not be reduced as the result of any diminution of the Common Areas.
        The foregoing license granted to Tenant is subject to all restrictions set forth in this Lease, and the Rules and Regulations attached hereto, including without limitation, restrictions or parking and placement of signs.
      Use of Premises.
        Tenant shall use the Premises for general administrative office space purposes only, unless Landlord gives its advance written consent to another use. Landlord warrants that applicable laws, ordinances, regulations, and restrictive covenants permit the Premises to be used for general office space purposes. Tenant shall not create a nuisance or use the Premises for any immoral or illegal purposes. Notwithstanding any provision hereof to the contrary, Tenant may use the Premises only for uses permitted by applicable law, zoning ordinance and other governmental rules and regulations. It is understood and agreed that there are no restrictive covenants applicable to the Project, recorded in the public records of Duval County, Florida. Tenant may use the Premises only in material compliance with the "Rules and Regulations" as provided in this Lease.
        In addition to and without limitation of the foregoing, Tenant may maintain (for uses by Tenant and its employees, customers and invitees): (i) conference and/or meeting facilities; (ii) libraries; (iii) coffee bars; (iv) support staff facilities (including without limitation word processing and copy facilities); (v) lunchrooms and kitchen facilities for use by Tenant and its employees and invitees (including vending machines and microwave ovens for use by Tenant and its employees and invitees (including vending machines and microwave ovens for use by Tenant and its employees and invitees, subject, however, to applicable legal requirements); and (vi) storage space incidental to general administrative office purposes.
      Improvements to the Premises. Prior to the Commencement Date (as defined below), Landlord shall make certain initial improvements to the Premises (the "Tenant Improvements") in accordance with Exhibit "D" (the "Work Letter Agreement"). The Tenant Improvements shall be completed in a good and workmanlike manner and comply with all applicable laws, ordinances, rules, and regulations of governmental authorities. Any other alterations or improvements to the Premises shall be constructed and installed at Tenant's expense, subject to Landlord's prior written approval and otherwise in accordance with the provisions of this Lease.
      Radon Gas Statutory Notice. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks in persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.
      Option to Expand. Tenant shall have the option to expand the Premises ("Expansion Option"), at any time and from time to time, to include contiguous floor area ("Expansion Space") in Building "E", subject to the following covenants and conditions:
          Tenant shall give Landlord written notice ("Expansion Notice") electing to exercise the Expansion Option at any time during the Term or any "Renewal Term" (as hereinafter defined); provided that upon giving an Expansion Notice, Tenant shall have not less than thirty-six (36) months remaining in the Term or then current Renewal Term. Tenant shall be permitted to exercise the "Renewal Option" (as hereinafter defined) in order to satisfy the foregoing requirement.
          Tenant shall not be in default under this Lease when the Expansion Notice is given nor when Landlord is obligated to deliver the Expansion Space.
          The Expansion Space identified by Tenant in any Expansion Notice must be contiguous to the then current Premises and shall result in an increase to the net rentable floor area of the Premises of not less than 2,500 square feet; provided dirt Tenant shall not be permitted to exercise the Expansion Option with respect to any portion of Building "E" that is leased by Landlord to another tenant as of the date of the Expansion Notice (regardless of whether that tenant is then currently occupying such space), including any right of such other tenant to renew or extend the term of its lease agreement. It is further understood and agreed that the configuration of any Expansion Space identified by Tenant shall be subject to Landlord's reasonable approval as to the floor plan configuration; and if, as a result of Tenant taking certain Expansion Space, Landlord would be left with less than 3000 square feet of net rentable floor area available to lease in Building "E" (the "remaining space"), then Tenant shall be required to accept such remaining space as part of the Expansion Space.
          The Expansion Space shall, in each instance, be delivered to Tenant with the Tenant Improvements completed in accordance with the Work Letter Agreement, provided that the Tenant Improvement Allowance set forth in the Work Letter Agreement shall be adjusted as hereinafter set forth. The Tenant Improvement Allowance rate shall be increased at the rate of five percent (5%) annually, as of the anniversary of the Commencement Date; however, having made the appropriate annual adjustment, the resulting Tenant Improvement Allowance rate shall then be further adjusted by multiplying by a fraction, the numerator being the number of full calendar months remaining in the Lease Term as of the date of the Expansion Notice and the denominator being sixty (60) months.
          Notwithstanding any provision hereof to the contrary, Tenant shall also have the right to exercise the Expansion Option as to any portion of Building "E" that is subject to a bonafide offer to lease such space made to Landlord by an unaffiliated third party; provided that Landlord shall not be permitted to offer space in Building "E" for lease at any time prior to the thirty (30) day period following the Commencement Date (the "Lockout Period"). Following the Lockout Period, Landlord shall give Tenant written notice of any such bonafide offer to lease, and Tenant shall have a period of ten (10) business days following the effective date of Landlord's written notice during which to give Landlord an Expansion Notice electing to exercise this Expansion Option with respect to all (but not part) of the floor area of Building "E" which is the subject of said bonafide offer to lease. Notwithstanding the increase in Base Rent as the result of the addition of any Expansion Space, in the event that Tenant exercises the Expansion Option in response to Landlord's notice of a bonafide offer to lease such space, Tenant's obligation to pay Landlord rent on such Expansion Space shall, for a period of one hundred twenty (120) days following the Expansion Notice, be limited to the "Shell Rental Rate" (as hereinafter defined), plus Tenant' s prorata share of the Operating Expenses and Real Estate Taxes and any other Additional Rent due with respect to such Expansion Space during said 120-day period. The "Shell Rental Rate" shall be equal to the product of (A) the net rental floor area of the subject Expansion Space, multiplied by (B) a monthly rental rate of SIX AND NO/100 DOLLARS ($6.00) per square foot.
          Effective as of the date of any Expansion Notice, the subject Expansion Space shall become part of the Premises and subject to all of the terms and conditions of this Lease; provided that: (A) the Base Rent shall be increased at the same rental rate then applicable to the Premises and in proportion to the increase in the net rentable floor area of the Premises (subject to any applicable Shell Rental Rate); (B) Tenant's pro rata share shall be increased to reflect the additional net rentable floor area of the Premises; (C) the Security Deposit shall be increased by an amount equal to the increase in the monthly installment of Base Rent (plus sates tax) resulting from the addition of the Expansion Space; (D) the principal amount of the letter of credit to be provided by Tenant pursuant to Section 3.6 hereof shall be increased in an amount equal to the sum of Landlord's expenses incurred in connection with the cost of any Tenant Improvements to the Expansion Space and the real estate leasing commissions paid to the Landlord's and/or Tenant's Broker; and (E) Tenant shall be entitled to use six (6) additional Project parking spaces per 1,000 square feet of net rentable floor area added to the Premises.
          Landlord shall prepare a written amendment to this Lease reflecting the modifications of the terms and conditions hereof as set forth above, and Tenant shall, within ten (10) days following receipt of such amendment, execute and return same to Landlord. Notwithstanding the date such amendment to this Lease is executed, the modifications set forth therein shall be effective as of the date of the Expansion Notice as set forth above.
    TERM OF LEASE.
      Commencement and Expiration Dates. The term of this Lease (the "Term") shall commence on the date (the "Commencement Date") which is the earlier of either: (i) the date Tenant takes possession and occupies the Premises for the purpose of normal business operations; or (ii) the first business day following the date of Landlord's delivery of the Premises to Tenant with all Tenant Improvements to be constructed and installed by Landlord in a substantially complete condition (as defined below). The Term shall continue following the Commencement Date for a period of sixty-three (63) full calendar months and shall expire on the date (the "Expiration Date") which is the last day of the final full calendar month of the Term following the Commencement Date.
      Substantial Completion. Landlord shall use its best efforts to substantially complete the Premises in accordance with the Work Letter Agreement (Exhibit "D") by July 14, 2000 ("Target Date"). Landlord shall give Tenant at least fifteen (15) days advance written notice of the estimated substantial completion date if different from the Target Date. If the estimated substantial completion date changes at any time after Landlord gives notice, then Landlord shall give fifteen (15) days advance notice of the new estimated substantial completion date. "Substantial Completion" shall mean:
          completion of the Tenant Improvements in accordance with prevailing construction industry standards for comparable premises, so that (A) Tenant can use the Premises for their intended purposes without material interference to Tenant conducting its ordinary business activities and (B) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touch-up plastering or painting;
          securing a temporary or permanent certificate of occupancy from the local municipality;
          Tenant, its employees, agents, and invitees, have ready access to the Building and Premises through the lobby, entranceways, elevators, and hallways;
          the decoration, fixtures, and equipment to be installed by Landlord are installed and in good operating order;
          the Premises are ready for the installation of any equipment, furniture, fixtures, or decoration that Tenant will install;
          the following items are installed and in good operating order: (A) building lobby, if any; (B) hallways on floor on which Premises are located (including walls, flooring, ceiling, lighting, etc.), if any; (C) elevators (if any), utilities, and plumbing serving the Premises; (D) heating, ventilation and air conditioning equipment ("HVAC"); and (E) the doors and hardware; and
          the Premises are broom clean.

      In the event that Substantial Completion of the Tenant Improvements is delayed beyond the date ninety (90) days following the Target Date, then Tenant shall have the right to terminate this Lease upon giving Landlord written notice thereof prior to Landlord actually achieving Substantial Completion; provided, however, that to the extent that the delay in Landlord's Substantial Completion of the Tenant Improvements is due to "Tenant Delay" or Unavoidable Delay" (as provided in the Work Letter Agreement), said 90-day period shall be extended by the total number of days attributable to both Tenant Delay and Unavoidable Delay.

      Memorandum of Commencement. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall confirm in writing the Commencement Date and the Expiration Date in a "Memorandum of Commencement" prepared by Landlord. The Memorandum of Commencement shall also reflect any adjustment to the net rentable floor area and "Tenant's prorata share" (as defined below) made in accordance with this Lease.
      Inspection and Punchlist. Prior to the Commencement Date, Landlord and Tenant shall inspect the Premises, have all systems demonstrated, and prepare a punchlist, which shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments; and finishing touches as needed. Landlord will complete the punchlist items within a reasonable time following the Commencement Date. Landlord will promptly correct any latent defects as they become known, if Tenant notifies Landlord of the defect within thirty (30) days after Tenant first learns of the defect. Notwithstanding any provision hereof to the contrary however, Landlord's completion of any punchlist items shall not delay the Commencement Date or result in any abatement of Rent or Additional Rent due.
      Option to Renew. Tenant shall have the option to renew ("Renewal Option") the Term for three (3) successive periods ("Renewal Term(s)") of thirty-six (36) months each, subject to the following covenants and conditions:
          Tenant shall give Landlord written notice ("Renewal Notice") electing to exercise the Renewal Option not later than six (61 months prior to the expiration of the Term or the then current Renewal Term, as the case may be.
          Tenant shall not be in default under this Lease when the Renewal Notice is given nor when the Renewal Term is scheduled to commence.
          Upon giving a Renewal Notice, the Term of this Lease shall be deemed to be extended as of the date of such Renewal Notice for a period of thirty-six (36) months, and the Expiration Date shall be extended accordingly.
          Except as otherwise provided below, the rights and obligations of both Landlord and Tenant under this Lease during each Renewal Term shall be the same as applicable during the original Term, including the continued Two and 50/100 percent (2.5%) annual increase of the Base Rent due during each ensuing "Lease Year" (as hereinafter defined).
          Landlord shall not be required to make any additional improvements to the Premises as a result of Tenant exercising any Renewal Option. However, should Tenant elect to exercise the Renewal Option, and provided Tenant is not in default hereunder, Landlord shall provide Tenant with a "refurbishment allowance" of up to Three and 00/100 Dollars ($3.00) per square foot of Premises net rentable floor area for the first Renewal Term, which amount shall be increased five percent (5%) for each successive Renewal Term. The refurbishment allowance shall, in each instance, be due and payable to Tenant upon Landlord's receipt of written evidence of costs and expenses incurred by Tenant in refurbishing the Premises following the commencement of each Renewal Term.
      Tenant's Right to Cancel Lease. Tenant shall have the right to cancel this Lease (the "Cancellation Right") as of the third (3rd) anniversary of the Commencement Date, provided that: (i) the Cancellation Right may not exercised if Tenant is in default under this Lease; (ii) Tenant shall give Landlord written notice exercising the Cancellation Right not later than the date one hundred eighty (180) days prior to the third anniversary of the Commencement Date; and (iii) as a condition to such cancellation, Tenant shall pay Landlord a cancellation fee in an amount equal to the sum of Landlord's unamortized costs and expenses incurred in connection with (A) the real estate commissions, attorney fees and other costs incurred in executing this Lease and (B) the construction and installation of the Tenant Improvements. For the purposes of this Section 2.6, Landlord's cost and expenses shall be amortized over the initial Term.
    RENT AND SECURITY.
      Base Rent.
        Tenant shall pay to Landlord the sum of TWO HUNDRED FORTY THOUSAND and No/100 Dollars ($240,000.00) per annum as the "Base Rent" due for the Term; which amount shall be payable in equal monthly installments of TWENTY THOUSAND and No/100 Dollars ($20,000.00). If the Term does not begin on the first day or end on the last day of a calendar month, then the Base Rent for that partial month shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. The Base Rent shall be paid in advance on the first day of each calendar month during the Term without advance notice, demand, offset, or deduction, unless such offset or deduction is made by Tenant as expressly permitted in this Lease or to recover any unpaid (non-appealable) arbitration award or court judgment Tenant has against Landlord. All Base Rent and Additional Rent (defined below) shall be paid to Landlord at the address specified in this Lease for any notice to be given hereunder, or as Landlord may otherwise specify in writing to Tenant.
        The Base Rent shall be subject to adjustment as follows: Beginning as of the Commencement Date, each successive twelve (12) full calendar month period of the Term shall be deemed to be a "Lease Year"; provided that should the Term commence on a date other than the first day of a calendar month, the first Lease Year shall also include the partial calendar month of the Commencement Date; and further provided that the last Lease Year shall end as of the Expiration Date or earlier termination date of this Lease. Commencing as of the second Lease Year and continuing for each Lease Year of the Term, the annual Base Rent shall be increased each Lease Year to an amount equal to One Hundred Two and 50/100 Percent (102.5%) of the Base Rent payable during the prior Lease Year. (i.e. The Base Rent payable during the ensuing Lease Year shall be determined by multiplying the Base Rent payable during the prior Lease Year by a factor of 102.5.) If any Lease Year is less than twelve (12) calendar months, the Base Rent due for that Lease Year shall be prorated on a monthly basis.
        Notwithstanding any provision of this Lease to the contrary, the Base Rent due hereunder shall be reduced as follows:
          The Base Rent installments due for the first three (3) full calendar months of the initial Term shall be abated in full.
          Subject to the three (3) month full abatement set forth in (i) above, the Base Rent due for the period from the Commencement Date through the end of the fifth (5th) full calendar month of the initial Term, shall be based on an annual Base Rent in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), and therefore payable in monthly installments of $12,500.00 (which amount reflects payment of rent on approximately 15,000 square feet of net rentable floor area).
          The Base Rent due from the beginning of sixth (6th) through the end of the ninth (9th) full calendar months of the initial Term shall be based on an annual Base Rent in the amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00), and therefore payable in monthly installments of $16,667.00 (which amount reflects payment of rent on approximately 20,000 square feet of net rentable floor area).
          Beginning as of the tenth (10th) full calendar month of the initial Term, the Base Rent shall be due in the amounts as otherwise set forth above (which amount reflects payment of rent on approximately 24,000 square feet of net rentable floor area).
      Late Charges and Interest. If Tenant fails to pay part or all of the Base Rent or Additional Rent (defined below) within five (5) days after it is due, Tenant shall also pay: (i) a late charge equal to five percent (5%) of such unpaid Base Rent and Additional Rent; to cover Landlord's additional administrative costs; plus, (ii) interest at eighteen percent (18%) per annum or the maximum rate then allowed by applicable law, whichever is less, on the remaining unpaid amount, retroactive to the date originally due until paid.
      Additional Rent.
        Definitions.
          "Tenant's pro rata share" shall initially be Six and 46/100 percent (6.46%), which amount is calculated by dividing the estimated net rentable floor area of the Premises by the total combined net rentable floor area of all Project buildings (currently 371,335 square feet) and multiplying the result by 100; provided that Tenant's pro rata share shall be recalculated from time to time by Landlord as provided herein and in the event that the rentable floor area of either the Premises or the Project is materially altered during the Term.
          "Property" means the Land and the Project office buildings and other improvements constructed thereon, including the equipment and systems installed as a part thereof.
          "Real Estate Taxes" means (A) the real property taxes and currently due installments of assessments, special or otherwise, imposed upon the Property, and (B) the reasonable legal fees, costs, and disbursements incurred for proceedings to contest, determine, or reduce Real Estate Taxes, but only to the extent the Real Estate Taxes are reduced. Notwithstanding the foregoing however, Real Estate Taxes shall exclude: federal, state, or local income taxes; franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes; and penalties or interest for late payment of Real Estate Taxes.
          "Operating Expenses" means the reasonable, actual and necessary out-of- pocket expenses incurred by Landlord that are directly attributable to the operation, maintenance, management, and repair of the Project, as determined under generally accepted accounting principles consistently applied (except Landlord may use its normal accrual method of accounting), including: without limitation the following: (A) salaries, wages, state and federal payroll taxes (including unemployment taxes, and social security taxes) and other expenses related to uniforms, vacation, holiday, leave of absence, insurance, welfare, retirement, and other fringe benefits that are paid to employees, independent contractors, or agents of Landlord engaged in the operation, repair, management, maintenance and security of the Project (excluding executive personnel); (B) repairs and maintenance of the Project and the cost of supplies, tools, materials, and equipment for Project repairs and maintenance, that under generally accepted accounting principles consistently applied, would not be capitalized; (C) the installation, maintenance, repair and replacement of signage for the Project, or buildings, except for the initial cost of constructing the original signage; (D) installation, irrigation, maintenance, and replacement of landscaping within the Common Areas, and alterations to the Common Areas and maintenance of all drainage structures, except for the cost of installing the original landscaping; (E) parking lot and driveway cleaning, maintenance, signage, striping, coating and lighting; (F) costs relating to adjacent properties outside of the Project which benefit the Project such as parking areas, driveways, or drainage facilities whether such costs are incurred directly by Landlord or are payable to the adjacent property owners or third party if such costs would, except for being used outside of the Project Center, be properly chargeable as Operating Expenses; (G) any costs for substituting work, labor, materials, or services in place of any of the above items, or any additional work, labor, materials, services, or improvements to comply with any governmental laws, rules, regulations, or other requirements applicable to the Project enacted after the completion of the initial construction of the Project that, at the time of substitution or addition, are considered Operating Expenses under generally accepted accounting principles consistently applied; (H) premiums and other charges incurred by Landlord for insurance on the Project and for employees specified above, including fire and extended coverage insurance, earthquake, windstorm, hail, and explosion insurance, public liability and property damage insurance, workers' compensation insurance, lost rents and business interruption insurance, and any other insurance Landlord is required to carry under this Lease, and any other insurance as is customarily carried by operators of comparable first class office buildings in the Jacksonville, Florida, area; (I) costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Property, such as janitorial and window cleaning, rubbish removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing; (J) costs incurred for electricity, water, gas, fuel, or other utilities to Common Areas; (K) sales, use, and excise taxes on goods and services purchased by Landlord on items included as Operating Expenses; (L) license, permit, and inspection fees for the Property; (M) auditor's fees for public accounting; (N) legal fees and costs related to the operation of the Property, but excluding those relating to disputes with tenants, based upon Landlord's negligence or other tortious conduct, relating to enforcing any leases (except for enforcing lease provisions for the benefit of the Project tenants generally), or relating to the defense of Landlord's title to, or interest in, the Property; (O) a property management fee that is reasonable and customary for properties comparable to the Property that are located in Jacksonville, Florida; (P) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by Landlord and required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after the Property was fully assessed as a completed and occupied unit and the date of this Lease; (Q) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any equipment or capital improvements made by Landlord after the Property was fully assessed as a completed and occupied unit and the date of this Lease, as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining of the Property, but only to the extent of the savings realized as the result of such equipment or capital improvements; (R) the annual amortization over its useful life on a straight-line basis of the costs of any exterior window draperies provided by Landlord and the carpeting in the Common Areas; and (S) other costs reasonably necessary to operate, repair, manage, and maintain the Property in a first class manner and condition.
          Notwithstanding any provision of this Lease to the contrary however, Operating Expenses shall not include the following: (A) Real Estate Taxes; (B) leasing commissions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants of the Property; (C) costs incurred by Landlord in discharging its obligation to construct and install the Tenant Improvements as provided in this Lease; (D) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for Building tenants; (E) Landlord's cost of electricity or other service sold to other Property tenants for which Landlord is to be reimbursed as a charge over the Base Rent and Additional Rent payable under the lease with that tenant; (F) costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, except that the annual amortization of these costs shall be included to the extent expressly permitted in Subsection 3.3a.iv hereof; (G) depreciation and amortization on the Property, except as expressly permitted elsewhere in this Lease; (H) costs incurred because the Landlord or another Property tenant violated the terms of such tenant's lease; (I) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money; (J) compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (K) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services that is not affixed to the Property; (L) items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more Property tenants other than Tenant without reimbursement; (M) advertising and promotional expenditures: (N) repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord's insurance required under Section 5 would have provided insurance, whichever is the greater coverage; (O) nonrecurring costs incurred to remedy structural defects in original construction materials or installations made part of the Property; (P) any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority; (Q) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Property, unless the wastes or asbestos-containing materials were in or on the Property because of Tenant's negligence or intentional acts; and (R) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management, or operation expenses of the Property.
        Payment. Beginning as of the Commencement Date, Tenant shall be obligated to pay as "Additional Rent", Tenant's pro rata share of both the Operating Expenses and the Real Estates Taxes, as estimated in advance by Landlord for each calendar year of the Term. The Additional Rent shall be paid in monthly installments equal to one-twelfth of Landlord's estimated amount for that calendar year. Each installment of Additional-Rent shall be paid along with the Base Rent payment due for that month. The Additional Rent due for any partial month of occupancy shall be prorated on a daily basis. Additional Rent shall be paid based on Landlord's good faith estimate of the Operating Expenses and the Real Estate Taxes payable during each calendar year occurring during the Term; provided that Tenant's payment of Additional Rent due during the calendar year of the Commencement Date shall be based on an annual total of $2.25 per square foot of net rentable floor area, based on the following estimates for such calendar year:
          Operating Expenses: $1.77 per square foot
          Real Estate Taxes: $.48 per square foot

        It is further understood and agreed that Tenant's pro rata share of the Operating Expenses, excluding utility expenses and insurance premium costs, payable in any calendar year of the Term shall not exceed an amount equal to Tenant's pro rata share of the Operating Expenses due during the calendar year of the Commencement Date (less utility and insurance expense) increased by a factor of five percent (5%) (i.e. multiplied by 1.05) for each calendar year of the Term following the calendar year of the Commencement Date.

        Reconciliation. On or before March 31st of each calendar year during the Term following the calendar year of the Commencement Date, Landlord shall provide Tenant with a reconciliation statement showing (i) the total payments of Tenant's prorata share of the Operating Expenses and the Real Estate taxes as estimated by Landlord during the previous calendar year and (ii) the actual amount of Tenant's prorata share of the Operating Expenses and the Real Estate Taxes as incurred by Landlord during that previous calendar year. In the event that Landlord's reconciliation statement reflects an underpayment of Additional Rent by Tenant, Landlord shall also deliver to Tenant an invoice for such deficiency, and Tenant shall Day the amount due to Landlord within thirty (30) days following receipt of said invoice. Should Tenant fail to make full payment within said 30-day period, Tenant shall also be obligated to pay Landlord a late charge equal to five percent (5%) of the amount due) plus interest on the amount due from the end of such 30-day period until paid at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. If Landlord's reconciliation statement reflects an overpayment of Additional Rent by Tenant, Tenant shall be entitled to receive a credit against the next payments) of Base Rent and Additional Rent due hereunder, anti any overpayment not credited to Tenant prior to the termination of this Lease shall be credited to any amount due Landlord as of such termination date, with any remaining balance to be refunded within sixty (60) days following such termination date. Landlord's annual reconciliation statement of Additional Rent shall also contain Landlord's estimate of Tenant's Additional Rent obligations for that ensuing calendar year; provided that until such time as Tenant receives Landlord's annual reconciliation statement, Tenant shall continue making the same monthly payment of Additional Rent due during the preceding calendar year. Delivery of Landlord's annual reconciliation statement after March 31st shall not be deemed to be a waiver of any right or obligation hereunder. The provisions of this Subsection shall survive the expiration of earlier termination of this Lease.
        Tenant's Audit Rights. Provided Tenant gives Landlord written notice of objection within thirty (30) days following receipt of Landlord's annual reconciliation statement, Tenant shall have the right, for a period of sixty (60) days following the date of Tenant's notice of objection, to inspect Landlord's books and records pertaining to the reconciliation of Additional Rent for the previous calendar year and the projection of Additional Rent for the current calendar year. Tenant's audit of Landlord's books and records must be conducted in the office of Landlord's property manager during normal business hours upon reasonable advance written notice to Landlord. The books and records shall be kept by Landlord in accord with generally accepted accounting principles consistently applied. If Tenant disputes the accuracy of Landlord's annual reconciliation statement, Tenant shall still pay the amount shown owing. Tenant may, however, within said 60-day inspection period, begin arbitration of any dispute as provided in this Lease. Tenant may recover that part of the Additional Rent paid (plus interest at eighteen percent (18%) per year or the maximum then allowed by applicable law, whichever is less), because of any errors in Landlord's annual reconciliation statement or Landlord's books and records pertaining to Additional Rent. If Tenant does not file for arbitration within said 60-day period, then Tenant shall be deemed to have accepted as final the amount shown owing on the Landlord's annual reconciliation statement.
        Gross-Up of Operating Expenses. In the event that less than 95% of the net rentable floor area of the Project is leased during any calendar year of the Term, Landlord's projection of the Operating Expenses to be incurred during such calendar year shall be adjusted ("grossed-up") to reflect that amount of Operating Expenses that would be reasonably expected to be incurred during such calendar year if the Project was 95% occupied. In grossing-up the Operating Expenses, Landlord shall adjust only those expenses that would be reasonably anticipated to increase in proportion to the occupancy of the Project. In preparing the annual reconciliation statement, Landlord shall also gross-up the Operating Expenses actually incurred during the previous calendar year to reflect the amounts that would have been incurred if 95% of the net rentable floor area of the Project had been occupied during such calendar year.
        Real Estate Tax Calculations. In making projections of the annual Real Estate Taxes pursuant to this Subsection, Landlord shall base such projections on Landlord's reasonable estimate of the assessed value of the Project and the millage rate to be applied by the taxing authority; and such projections shall reflect the gross amount of Real Estate Taxes for such calendar year. In preparing the annual reconciliation statement, Landlord's calculations shall be based upon the Real Estate Taxes actually paid for the previous calendar year, taking into account any discount received for early payment. Landlord shall not be required to gross-up Real Estate Taxes. Should Landlord successfully contest the amount of Real Estate Taxes assessed in any calendar year of the Term, any reduction in the Real Estate Taxes for that calendar year, less the cost of contesting the original assessment, shall be reflected in Landlord's annual reconciliation statement.
        Special Services. Tenant shall be obligated to pay, as Additional Rent, Tenant's proportionate share of any Special Operating Expenses on account of Special Services furnished to the Premises, if any, determined by dividing the net rentable floor area of the Premises by the total net rentable floor area of all premises being furnished the respective Special Services. "Special Services" shall include any services furnished by Landlord to Tenant and any other Project tenants based on specific needs or requirements not common to Project tenants as a whole and not considered to be among the services provided by Landlord that are included in the computation of the Operating Expenses. "Special Operating Expenses" shall include the costs and expenses incurred by Landlord as a consequence of providing any Special Services.
      Rent Taxes. In addition to the payments of the Base Rent and the Additional Rent, Tenant shall pay to Landlord, along with any such payments, a sum equal to the sales tax imposed by the State of Florida, Duval County, or any other taxing authority, as well as any other tax on rental payments or similar charge now existing or hereafter imposed on the privilege of leasing space or collection of rent.
      Personal Property Tax. Before delinquency Tenant shall pay taxes assessed during the Term against trade fixtures or personal property placed by Tenant in the Premises. If these taxes are assessed against the Property, Tenant shall pay its share of such taxes to Landlord within ten (10) days after receiving Landlord's written statement setting forth the amount of taxes applicable to Tenant's personal property and the basis for the charge to Tenant. Tenant's failure to pay within the ten-day period shall entitle Landlord to the same remedies it has upon Tenant's failure to pay the Base Rent.
      Security Deposit.
        As of the execution date of this Lease, Tenant shall deposit the sum of TWENTY-ONE THOUSAND THREE HUNDRED AND NO/100 DOLLARS ($21,300.00) with Landlord, such amount (the "Security Deposit") to be held by Landlord as security for the performance by Tenant of each of the terms and provisions of this Lease on Tenant's part to be performed; provided that the amount of the Security Deposit shall be adjusted in the event that the net rentable floor area of the Premises is adjusted upon finalizing the preliminary space plan or in the event that the net rentable floor area of the Premises is adjusted upon finalizing the preliminary space plan or in the event Tenant exercises the Expansion Option.
        Landlord shall hold the Security Deposit in a separate interest-bearing account; provided that (i) the income tax due on interest earned shall be paid by Tenant and (ii) all accrued interest shall remain in such account and be held as part of the Security Deposit.
        Landlord may apply any part of the Security Deposit to satisfy any default of Tenant and any expenses arising from such default including, but not limited to, any damages or deficiency in payment of Base Rent or Additional Rent before or after re-entry by Landlord; provided that Tenant shall, upon demand, deposit with Landlord the full amount so applied, in order that Landlord shall have the full Security Deposit on hand at all times during the Term of this Lease. If Tenant shall comply fully with all of the terms of this Lease, then the Security Deposit shall be returned to Tenant after the Expiration Date of the Lease. In the event of a sale or lease of the Property or any portion thereof which includes the Building, Landlord may transfer the Security Deposit to the purchaser thereof, and Landlord shall thereupon be released from all liability for the return of the Security Deposit. This provision shall apply to every transfer or assignment of the Security Deposit to a new landlord. Tenant shall not be permitted to assign or encumber the Security Deposit.
      Additional Security.
        As of the execution date of this Lease, Tenant shall, in addition to the Security Deposit, provide Landlord with a letter of credit, in a substantially the form attached as Exhibit "G" to this Lease drawn on an FDIC-insured U.S. bank (the "issuing bank"), the face amount of such letter of credit (the "letter of credit") to be as follows:
          For the first and second Lease Years, $500,000.00;
          For the third Lease Year. $410.000.00:
          For the fourth Lease Year, $320,000.00; and
          For the fifth Lease Year, $160,000.00;

        provided that the face amount of the letter of credit shall be so reduced by the issuing bank only upon presentation of a "Reduction Certificate", as defined in Exhibit "G". Commencing as of the second (2nd) Lease Year, and during January of each succeeding Lease Year, Tenant shall have the right to give Landlord a written request for a Reduction Certificate, and within fifteen (15) days following the effective date of such request, Landlord shall deliver to Tenant either a Reduction Certificate or written notice of any defaults) by Tenant under n this Lease, the existence of which permits Landlord to refuse to deliver the Reduction Certificate as requested. In the event that Landlord refuses to deliver a Reduction Certificate due to any defaults) by Tenant, Landlord shall, upon receipt of Tenant's request following satisfactory cure of such default(s), deliver the Reduction Certificate to Tenant as requested.

        Said letter of credit shall provide that it is being given to Landlord as security for Tenant's full and faithful performance of its obligations under this Lease and that, upon receipt of Landlord's written notice of demand, the issuing bank unconditionally agrees to pay the full amount of the letter of credit to Landlord; provided that Landlord's notice shall certify that Tenant is in default under this Lease and shall specify the nature of such default. A copy of Landlord's demand notice with respect to said letter of credit shall also be given to Tenant. In the event that Landlord draws upon Tenant's letter of credit, the amount received shall be applied as necessary to cure Tenant's default, and the remaining balance, if any, shall continue to be held by Landlord as part of the Security Deposit under this Lease. Notwithstanding any provision hereof to the contrary, however, the face amount of Tenant's letter of credit shall not be reduced as set forth above in the event that Tenant is in default under this Lease.
    AFFIRMATIVE OBLIGATIONS OF LANDLORD AND TENANT.
      Compliance with Laws.
        Landlord's Compliance. Landlord warrants, that on the Commencement Date, the Building and the Premises (including all Tenant Improvements) will comply with all laws, ordinances, rules, and regulations of local, state and federal governmental authorities applicable thereto ("Applicable Laws"). During the Term, Landlord shall comply with all Applicable Laws regarding the Premises and Building, except to the extent Tenant must comply with respect to the Premises, as provided below in Section 4.1b.
        Tenant's Compliance. Tenant shall, at Tenant's expense, comply with all Applicable Law pertaining to Tenant's use and occupancy of the Premises. Tenant shall give Landlord prompt written notice of any notice Tenant receives pertaining to the non-compliance with any Applicable Laws pertaining to the Premises or Tenant's use thereof.
      Services and Utilities.
        Landlord's Obligations. Landlord shall be obligated to provide the following services and utilities: (i) maintenance of the Building interior (if any) and exterior Common Areas in a manner comparable to other first class office buildings located in Jacksonville, Florida; (ii) HVAC service to Common Areas only; (iii) landscaping maintenance; (iv) electrical utility service to interior and exterior Common Areas only; (v) pest control service to the Premises and all interior and exterior Common Areas; (vi) janitorial services to interior Common Areas, if any; (vii) window washing and pressure washing of Building exterior surfaces only; (viii) regular sweeping and maintenance of parking lot. including lighting: (ix) maintenance of elevators, if any, and any other equipment serving the Building or the Project tenants generally; (x) regular removal of typical administrative office trash from the dumpsters or other receptacles located in and around the Project as designated by Landlord for Tenant's disposal of such trash; and (xi) security service to the Premises and the Project, including without limitation the Common Areas and parking facilities, such security to be provided by unarmed security guards in stationary locations and/or on mobile patrol during the hours of 6:00 PM to 6:00 AM, Monday through Thursday, and 6:00 PM on Friday through 6:00 AM on Monday, and 24-hours per day on all federal, state and local observed holidays. Project security will be provided by Landlord's Project operation personnel during all other times. Landlord may, at Landlord's reasonable discretion, install cameras, sensors and alarm systems which monitor access points of interior courtyard areas.
        Tenant's Obligations.
          Tenant shall, at Tenant's expense, obtain metered electrical power service to the Premises. Tenant shall promptly pay all expenses related to electrical power usage for the Premises and the HVAC equipment serving the Premises. Landlord shall not be responsible for any interruption to Tenant's HVAC system or electrical power service, except as may be due to negligence or willful misconduct of Landlord, its employees, contractors or agents.
          Tenant shall, at Tenant's expense, provide to the Premises (but not the Common Areas): (a) regular janitorial and trash removal services, all trash removed from the Premises to be placed in those dumpsters and other receptacles as designated by Landlord; (b) regular periodic cleaning of the carpets and other floor coverings as necessary to maintain same in good condition; (c) regular cleaning of the interior surfaces of all windows and walls within the Premises: periodic repainting and replacement of carpet and other floor coverings as necessary to maintain same in good and serviceable condition; and (e) any other service deemed necessary by Tenant in connection with Tenant's use and occupancy of the Premises, other than the services to be provided hereunder by Landlord. Should Tenant's permitted use of the Premises generate trash or other waste of a type not normally classified as office trash or in a volume disproportionate to the floor area of the Premises, Tenant shall reimburse Landlord on a monthly basis for the cost of any extra removal service or the placement and servicing of any additional or special dumpsters or other special receptacles.
          Tenant shall, at Tenant's expense, install, repair and maintain all voice and data communication wiring and equipment necessary or desirable to Tenant's use of the Premises.
        Temporary Closing. Landlord may temporarily close the Building if required because of a life-threatening or Building-threatening situation. Landlord shall use its best efforts to close the Building during nonbusiness hours only.
        Interruption of Services. Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of Landlord, and in such event, Landlord shall not be liable to Tenant for damages nor shall such interruption be considered an eviction of Tenant or an unreasonable disturbance of Tenant's possession and use of the Premises so as to relieve Tenant from payment of Base Rent or Additional Rent or performance of Tenant's obligations under this Lease.
        Electric Utility Deregulation. It is understood and agreed that during the Term electrical utility service providers may be subject to deregulation, resulting in utility services being available from alternative providers. Landlord shall have the right, at any time and from time to time during the Term, to contract for electrical utility services from one or more service providers other than the utility company providing Such services as of the date of this Lease; and in such event, Tenant shall cooperate with Landlord as necessary to permit changes from one service provider to another, including allowing Landlord and the service providers) access to the electrical wiring and other equipment servicing the Premises.
      Repairs and Maintenance.
        Tenant's Care of Premises. Tenant shall, at Tenant's expense, keep the Premises in good order and condition, including without limitation HVAC equipment, windows, all non-structural partitions, ceilings, plumbing, electrical system, Tenant signage, and any other repairs and maintenance not otherwise required to be performed by Landlord hereunder. Tenant shall at no time commit waste of the Premises or any part of the Building or the Project. Tenant shall, at Tenant's expense, make repairs and replacements to the Premises or Building (including fixtures and equipment) needed because of Tenant's misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord's insurance or the insurance Landlord is required to carry under this Lease; provided that Tenant shall not be required to make such repairs and replacements if the Lease is terminated due to casualty damages, condemnation, or Landlord's default.
        Landlord's Repairs. Landlord shall, at Landlord's expense, make the repairs and replacements necessary to maintain the Building (subject to Tenant's obligations to maintain the Premises as set forth in Section 4.3a hereof) and the Project in a condition comparable to other first class office buildings in the Jacksonville, Florida, area, including the Building roof, foundation, exterior walls, and all structural components, and all Building mechanical, electrical, HVAC, and plumbing systems serving the Building Common Areas; provided that, if any repair is required due to the primary negligence or misconduct of Tenant, its employees, contractors, agents, customers or other invitees, Landlord shall make sure repairs at Tenant's expense, which expense shall be treated as Additional Rent payable by Tenant within five (5) days of Landlord's notice of amount due.
        Time for Repairs. Repairs or replacements required pursuant to this Subsection shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving written notice from Tenant of the need for such repair or replacement.
        Landlord's Right to Make Repairs. If Tenant fails to make any repairs or replacements as required by this Lease, Landlord may at its notion cause such repairs or replacements to be made at Tenant's expense, and in such event, Tenant shall pay the reasonable cost thereof to Landlord as Additional Rent within five (5) days following Landlord's notice of the amount due.
        Tenant's HVAC Equipment. Subject to Landlord's obligations to furnish the Tenant Improvements, all HVAC equipment servicing the Premises shall be provided and installed by Tenant, at Tenant's expense. Landlord shall, however, cause Tenant's HVAC equipment to be regularly serviced by a licensed HVAC maintenance company as reasonably necessary to maintain such equipment in good working order and condition, subject to Tenant's obligation to pay the reasonable costs of such regular service and maintenance. Landlord shall periodically deliver to Tenant a statement reflecting the charges incurred in connection with the regular service and maintenance of ' Tenant's HVAC equipment, and Tenant shall pay Landlord the full amount of such charges within fifteen (15) days following delivery of Landlord's statement. Landlord shall, from time to time, obtain from other licensed HVAC maintenance companies competitive bids with respect to the regular service and maintenance of HVAC equipment belonging to Project tenants, thus insuring that the charges paid by Tenant for such services shall be fair and reasonable. Any major repairs necessary to keep Tenant's HVAC equipment operational and in good working order and all replacements of HVAC equipment not covered by warranty as to equipment furnished by Landlord shall be promptly made by Tenant, at Tenant's sole expense, using a licensed HVAC contractor approved by Landlord. Any damage to the Building, including the roof, incurred as a consequence of such HVAC repair or replacement shall be repaired by Tenant, at Tenant's sole expense, using a contractor approved by Landlord.
      Surrendering the Premises. Upon the Expiration Date, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for: ordinary wear and tear; damage by the elements, fire, and other casualty, unless Tenant would be required to repair same under this Lease; condemnation; damage arising from any cause not required to be repaired or replaced by Tenant; and Alterations to the Premise as permitted by this Lease, unless Landlord's consent to such Alterations was conditioned on the removal of same. Upon surrendering the Premises, Tenant shall remove from the Premises Tenant's personal property, trade fixtures, and any alterations required to be removed under this Subsection and repair any damage to the Premises caused by such removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and charge Tenant for the cost of their disposal, less any revenues received by Landlord for their disposal.
      Parking. Landlord represents and warrants to Tenant that there are sufficient parking spaces located in the parking areas servicing the Project as required by all applicable zoning ordinances. Based on Tenant's use w of the Premises as permitted under this Lease, Tenant shall be entitled to the non-exclusive use up to a maximum of ONE HUNDRED FORTY-FOUR (144) unassigned spaces in the Project parking area, to be used by Tenant, its employees, customers, clients and invitees; provided that such maximum parking space allowance is calculated on the basis of six (6) spaces per 1,000 square feet of net rentable floor area of the Premises, and in the event of any adjustment to said net rentable floor area as provided herein, the maximum parking space allowance shall be recalculated accordingly. Tenant shall cooperate with Landlord as necessary to confirm that Tenant is in compliance with the limitations set forth in this Subsection.
    TENANT'S RIGHTS AND OBLIGATIONS
      Alterations.
        Definitions. "Alterations" means alterations, additions, substitutions, installations, changes, and improvements made to the Premises, but excludes minor decorations and the Tenant Improvements Landlord is required to make hereunder.
        Consent. Tenant shall not make Alterations without the Landlord's advance written consent. Tenant shall furnish Landlord with reasonably detailed plans and specifications of any proposed Alterations. Landlord's consent shall not be unreasonably withheld or unduly delayed for nonstructural interior Alterations to the Premises that do not adversely affect the Building's appearance, value, and structural strength. Landlord may, however, impose reasonable conditions to its consent to any proposed Alterations. Tenant shall modify plans and specifications for any proposed Alterations as may be reasonably required by Landlord, including the removal of such Alterations at the termination of this Lease. Upon demand Tenant shall give Landlord evidence that it complied with any condition set by Landlord. Alterations will not be permitted to the extent that Landlord determines that such Alterations would void any warranty of the Building roof and Building system. Tenant shall be responsible for all damage to the Building and the Project resulting from the construction and installation of the Alterations.
        Construction and Installation. Tenant shall give Landlord not less than fifteen (15) days prior written notice of intent to commence construction and installation of the Alterations as approved by Landlord. The Alterations shall be constructed and installed: in accord with the Landlord-approved plans and specifications; in a workmanlike manner; in compliance with all applicable laws, regulations, rules, ordinances, and other requirements of governmental authorities; using new materials and installations at least equal in quality to the original Building materials and installations; without unreasonable disturbance of the quiet possession of the other Building tenants; without unreasonable interference with the operation, or maintenance of the Property; and with due diligence. Tenant shall use workers and contractors who Landlord employs or approves in advance in writing, which approval shall not be unreasonably withheld or unduly delayed. Tenant's contractors shall carry builder's risk insurance in an amount then customarily carried by prudent contractors and workers' compensation insurance for its employees in statutory limits. If the estimated cost of the Alterations exceeds $10,000.00, Tenant shall supply a lien and completion bond, bank letter of credit, or other security satisfactory to Landlord, in an amount equal to the estimated cost to insure Landlord against materials and mechanics' liens and against completion of the Alterations. Tenant shall give Landlord complete as-built mylar drawings upon completion of the Alterations.
        Payment and Ownership of the Alterations. Alterations made under this Subsection shall be at Tenant's expense. The Alterations shall become the property of the Landlord upon termination of this Lease, except for those Alterations required to be removed by Tenant, if any. Nevertheless, Tenant may remove its trade fixtures, furniture, equipment, and other personal property, provided Tenant promptly repairs any damage caused by ' their removal.
      Assignment and Subleasing.
        Consent Required. Tenant shall not transfer, mortgage, encumber or assign any interest in, this Lease, or sublease all or any part of the Premises without first obtaining Landlord's advance written consent in each such instance. Landlord's consent to any transfer, mortgage, encumbrance, assignment or sublease shall not be unreasonably withheld or unduly delayed; provided, however, that in the event Tenant requests Landlord's consent to an assignment of this Lease or a sublease to substantially . all of the Premises with less than twenty-four (24) months remaining in the then current Term, Landlord shall have the right to cancel this Lease as of the effective date of the proposed assignment or sublease. It is further understood and agreed that if Tenant shall at any time be a corporation, limited liability company, partnership association or other such entity, then any transfer (or group of related transfers) of more than fifty percent (50%) of the beneficial interest or fifty percent (50%) of the ownership of controlling interest in Tenant shall constitute an assignment of this Lease and shall require Landlord's prior written consent as provided above.
        Reasonableness. Landlord's consent shall not be considered unreasonably withheld if the proposed subtenant's or assignee's: financial responsibility does not meet the same criteria Landlord uses to select comparable Project tenants; occupancy of the Building is not suitable for the Project, considering the business of the other Project tenants and the prestige of the Project; or proposed use of the Premises is inconsistent with the use expressly permitted under this Lease.
        Procedure. Tenant must provide Landlord in writing: the name and address of the proposed subtenant or assignee; the nature of the proposed subtenant's or assignee's business it will operate in the ; Premises; the terms of the proposed sublease or assignment; and reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within thirty (30) business days after receiving the information under this Subsection, either (i) request further information as may be reasonably necessary to enable Landlord to evaluate Tenant's request or (ii) give notice to Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord grants approval or if Landlord does not give the required notice within said ten (10) business- day period, then Tenant may sublease or assign part or all of the Premises upon the same terms as submitted to Landlord for approval.
        Affiliates. Notwithstanding the provisions of this Subsection, Tenant may assign or sublease part or all of the Premises without Landlord's consent to: any corporation, partnership or other entity that controls, is controlled by, or is under common control with, Tenant; or any corporation or other entity resulting from the merger or consolidation with Tenant; or to any entity that acquires all of Tenant's assets as a going. concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is ..a bona fide entity and assumes the obligations of Tenant.
        Conditions. Sublessees of part or all of the Premises and any assignees of this Lease shall also be subject to all of the provisions of this Lease, except as may be expressly modified or amended by the terms and conditions of Landlord's approval of same. Notwithstanding Landlord's approval of any assignment of this Lease or sublease of part or all of the Premises, Tenant shall remain liable for all Lease obligations, and the Security Deposit and the letter of credit provided by Tenant as additional security shall continue to be held by Landlord as security for the performance of this Lease by Tenant's assignee or sublessee, as the case may be. Landlord's consent to any one sublease or assignment does not waive the consent requirement for future assignments or subleases.
        Payment of Excess Consideration. Fifty (50) percent of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord pursuant to this Lease (the "Excess Consideration"), which amount is to be prorated where a part of the Premises is subleased or assigned, shall also be paid to Landlord. Excess Consideration shall be net of reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of any improvements made to the Premises at Tenant's cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant, such as attorneys' fees directly related to the Tenant's obtaining the assignee or sublessee. Tenant shall pay this Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration, and each such payment shall be sent with a detailed statement showing: the total consideration paid by the subtenant or assignee; and any exclusions from the consideration permitted hereunder. Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the detailed statement of Excess Consideration.
    INSURANCE AND INDEMNIFICATION.
      Insurance.
        Landlord's Insurance. Landlord shall, at Landlord's expense, keep the Property, including the Tenant Improvements, insured against damage and destruction by fire, vandalism, and other perils in the amount of the full replacement value thereof as may exist from time to time. Such insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building. The premium cost of all of the insurance coverage maintained by Landlord pursuant to this Subsection shall be part of the Operating Expenses.
        Property Insurance. Landlord and Tenant shall each keep their respective personal property and trade fixtures located in the Premises and Building insured with "all risks" insurance in an amount to cover one hundred (100%) percent of the replacement cost of such property and fixtures. Tenant shall also keep any non-Building-standard improvements made to the Premises at Tenant's request insured to the same degree as Tenant's , personal property.
        Liability Insurance. Both Landlord and Tenant shall each maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of One Million Dollars ($1,000,000.00) for personal injuries or deaths of persons occurring in or about the Building and the Property.
        Waiver of Subrogation. Both Landlord and Tenant hereby waive claims arising in any manner in its (the "Injured Party's") favor and against the other party for loss or damage to the Injured Party's property located within or constituting a part or all of the Building, provided that such waiver shall apply only to the extent the loss or damage is covered by the Injured Party's insurance. This waiver also applies to each party's directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party's willful misconduct, including without limitation any dishonest or fraudulent acts. If despite a party's best efforts it cannot find an insurance company that will give the foregoing waiver at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Commencement Date. The other party shall then have thirty (30) days to find an insurance company that will issue a policy containing the waiver. If the other party also cannot find such an insurance company, then both parties shall be released from their obligation to obtain the waiver. If an insurance company is found but it will give the waiver only at rates greater than normal commercial premium rates, then the parties shall, in good faith, attempt to negotiate a mutually acceptable agreement as to the payment of such premiums; provided that if the parties are unable to mutually agree, despite their good faith efforts, then both parties shall be released from their obligation to obtain the waiver.
        Increase in Insurance. The insurance coverage required of each party by this Lease are subject to review at the end of each three-year period following the Commencement Date. At each review, if necessary to maintain the same level of coverage that existed on the Commencement Date, the amounts of coverage shall be adjusted to an amount equal to the lesser of: the amounts of coverage carried by prudent landlords and tenants of comparable first class office buildings in the Jacksonville, Florida, area; or twenty-five (25%) percent higher than the previous insurance amounts. Notwithstanding the foregoing however, insurance coverage on personal property and fixtures shall always be maintained in an amount at least equal to 100% of the replacement cost thereof. Either party may make the review and request appropriate adjustment based upon this review within sixty (60) days after each three year period ends. If the parties do not agree to the amount of the adjustment, then the party requesting the adjustment may submit the dispute to arbitration, as provided in this Lease, within thirty (30) days of the request for the adjustment. Landlord shall not request Tenant to adjust its insurance coverage unless it makes, at appropriate times, similar requests of all other Project tenants whose insurance coverage is below the amount carried by prudent tenants of office buildings comparable to the Project.
        Insurance Criteria. Insurance policies required by this Lease shall be issued by insurance companies licensed to do business in the State of Florida with general policyholder's ratings of at least A and a financial rating of at least 9 in the most current Best's Insurance Reports available. If the Best's ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration under this Lease. Such policies shall also: (i) name the non-procuring party and Landlord's property management company and mortgagee (whose name and address have been provided by Landlord) as an additional insured parties as their respective interests may appear; (ii) provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days' advance notice is given to the non- procuring party; (iii) be primary policies and not as contributing with, or in excess of, the coverage that the other party may carry; (iv) be permitted to be carried through a "blanket policy" or "umbrella" coverage; have deductibles not greater than is reasonable and customary; and (v) be maintained during the entire Term and any extension or renewal thereof.
        Evidence of Insurance. By the Commencement Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party. Each certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in this Subsection. If either party fails to give the required certificate within thirty (30) days after notice of demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance.
        Tenant's Acts. Tenant will not do or permit anything to be done upon or bring or keep or permit anything to be brought or kept upon the Premises, the Building or the Project which will increase Landlord's rate of insurance on the Building or the Project. If by reason of the failure of Tenant to comply with the terms of this Lease, Landlord's insurance rate shall at any time be higher than it would otherwise be, Tenant will reimburse Landlord for that part of all insurance premiums charged because of such violation by Tenant. Tenant agrees to comply with any requests or recommendation made by Landlord's insurance underwriter inspectors.
      Indemnification.
        Tenant's Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from claims for personal injury, death, or property damage arising from or in connection with Tenant's use and occupancy of the Premises or the Common Areas of the Project which is caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord, or by Tenant and a third party unrelated to Tenant, except Tenant's agents, employees, or invitees, Tenant's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.
        Landlord's Indemnity. Landlord indemnifies, defends, and holds Tenant harmless from , claims for personal injury, death, or property damage for incidents occurring in or about the Property caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees, provided that such indemnity shall be limited in each instance to the coverage limits of Landlord's insurance. When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant, or Landlord and a third party unrelated to Landlord, except Landlord's agents, employees, or invitees, Landlord's duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord's allocable share of the joint negligence or willful misconduct.
        Release of Covered Claims. Notwithstanding the provisions of this Subsection, both Landlord and Tenant release each other from any claims either party (the "Injured Party") has against the other party for . any claim that is covered by the Injured Party's insurance or the insurance the Injured Party is required to carry under this Lease, whichever is greater; provided that this foregoing release shall not constitute a waiver of claim by Landlord where the insurance coverage afforded Landlord is intended to be secondary or where such claim exceeds the proceeds actually received by Landlord under such insurance coverage.
      Limitation of Landlord's Liability.
        Transfer of Premises. If the Building or Project is sold or transferred, voluntarily or involuntarily, Landlord's obligations and liabilities accruing under this Lease after the transfer shall be the sole responsibility of the new owner of the Building or Project, provided that: the new owner is able to and expressly agrees in writing to assume such obligations and liabilities; and any of Tenant's funds that the Landlord is holding, such as the Security Deposit, are delivered to the new owner.
        Liability for Money Judgment. If Landlord, its employees, officers, directors, members or partners are ordered to pay Tenant a money judgment because of Landlord's default, then except in those instances ,; listed as exceptions in this Subsection, Tenant's sole remedy to satisfy the judgment shall be against: (i) Landlord's interest in the Property; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to or of the Project, or any part thereof, that are available for use by Landlord.
        Exceptions. The, limitation on Landlord's liability as provided in this Subsection shall not apply when: Landlord failed to apply insurance or condemnation proceeds as required by this Lease; Landlord misappropriated escrow funds; or Landlord violated the warranties contained in this Lease pertaining to Landlord's title to the Property. The provisions of this Subsection shall not, however, be interpreted to mean that Tenant cannot be awarded specific performance or an injunction with respect to Landlord's obligations under this Lease.
        Limitation of Consequential Damages. In no event will Landlord be liable ,for special or consequential damages, of any kind or nature, incurred by Tenant, regardless of whether such damages are known or unknown or determined to have been a foreseeable consequence of any act or omission of Landlord.
      Survival. The rights, remedies and obligations of the parties to this Lease as provided in this Section shall survive the termination of this Lease.
    LOSS OF PREMISES DUE TO CASUALTY OR CONDEMNATION.
      Casualty Damage.
        Definition. "Relevant Space" means the Premises (excluding Tenant's non-Building standard fixtures), access to the Premises; and any part of the Building that provides essential services to the Premises.
        Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and Landlord reasonably determines that such damage can be substantially repaired and restored within one hundred twenty (120) days from the date of the casualty using standard working methods and procedures, Landlord shall, at its expense, promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before such damage. Landlord shall make such determination within ten (10) days following the date Landlord receives notice of such casualty damage. If Landlord reasonably determines that the damage to the Relevant Space cannot be repaired and restored within said one hundred twenty (120) day period, then either party may, within ten (10) days after such determination by Landlord, cancel this Lease by giving notice to the other party; provided that Tenant shall not be permitted to cancel this Lease if the damage to the Relevant Space is due to the willful misconduct of Tenant, its employees, officers, contractors or agents, unless Landlord elects not to proceeding with repairs and restoration as provided in this Subsection. If this Lease is not canceled by either party within said ten-day period, Landlord shall, at its expense, promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed prior to such casualty damage.
        Abatement. Unless the damage to the Relevant Space is caused by the willful misconduct of Tenant, its employees, officers, contractors or agents, the Base Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business and is, in fact, not used by Tenant. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable, or until Tenant again uses the Premises or the part rendered unusable, whichever is first.
        Tenant's Property. Notwithstanding any provision of this Lease to the contrary, Landlord is not obligated to repair or restore damage to Tenant's trade fixtures, furniture, equipment, or other personal property, or any improvements to the Premises other than the Tenant Improvements.
        Damage to Building. Notwithstanding any provision of this Lease to the contrary, if more than forty (40) percent of the floor area of the Building is damaged and rendered unusable, Landlord may cancel this Lease in the event that: any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration; the damage is not covered by Landlord's insurance required by this Lease; or this Lease is in the last twenty-four (24) months of its then current Term (provided that Tenant shall be permitted to exercise any available options to extend or renew the Term). To cancel this Lease pursuant to this Subsection, Landlord must give notice to Tenant within thirty (30) days after the Landlord knows of the damage. Such notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.
        Cancellation. If either party cancels this Lease as permitted under this Subsection, then this Lease shall end on the day specified in such cancellation notice. The Base Rent, Additional Rent, and other charges shall be payable up to the cancellation date, subject to any abatement as provided. Landlord shall promptly refund to Tenant any prepaid, unaccrued Base Rent and Additional Rent, accounting for any abatement, plus the unapplied Security Deposit, if any, less any sum then owing by Tenant to Landlord. Landlord shall not be permitted to cancel this Lease pursuant to this Subsection, unless Landlord also cancels all other similarly affected tenant leases in the Building.
      Condemnation.
        Definitions. The term "eminent domain," "condemnation," "taken," and the like shall include any takings for public or quasi-public use and any private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.
        Entire Taking. If the entire Premises or the portions of the Property required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, then this Lease shall automatically terminate as of the earlier of: the date title vests in the condemning authority; or the date Tenant is dispossessed by the condemning authority.
        Partial Taking. If the taking of a part of the Premises materially interferes with Tenant's ability to continue its business operations in the Premises in substantially the same manner, then Tenant may cancel this Lease as of the earlier of: up to sixty (60) days prior to the date when title vests in the condemning authority; or the date Tenant is dispossessed by the condemning authority. If there is a partial taking and this Lease continues, then this Lease shall terminate as to that portion of the Premises that is taken, the Base Rent and Additional Rent shall abate in proportion to the part of the Premises taken, and Tenant's pro rata share shall be equitably reduced.
        Termination by Landlord. If title to a part of the Building other than-the Premises is condemned, and in the Landlord's reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. Cancellation notice shall be given within sixty (60) days following the date title vests in the condemning authority, and this Lease shall terminate on the date specified in the cancellation notice, which date shall be at least thirty (30) days but not more than sixty (60) days after the date notice is given.
        Rent Adjustment. If this Lease is canceled as provided in this Subsection, then the Base Rent, Additional Rent, and other charges shall be payable up to the cancellation date, and shall account for any abatement as provided herein. Landlord, considering any abatement, shall promptly refund to Tenant any prepaid, unaccrued Base Rent and Additional Rent, plus the unapplied Security Deposit, if any, less any sum then owing by Tenant to Landlord.
        Repair and Restoration. If the Lease is not canceled as provided for in this Subsection, then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, so as to render the Premises a complete architectural unit; provided that Landlord's repair and restoration obligations shall be limited to the repair and restoration of the Tenant Improvements to the extent of the condemnation award received for such taking.
        Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding the foregoing however, Tenant may claim and recover from the condemning authority a separate award for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, and any other award that would not reduce the award payable to Landlord. Each party shall seek its own award, as limited by this provision, at its own expense, and neither shall have any right to the award made to the other.
        Temporary Condemnation. If part or all of the Premises are condemned for a limited period of time ("Temporary Condemnation"), this Lease shall remain in effect. The Base Rent and Additional Rent and Tenant's obligations for the part of the Premises so taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use, and in fact does not use, in its business operations as a result of the Temporary Condemnation. Landlord shall receive the entire award for any Temporary Condemnation. In the event that a Temporary Condemnation results in Tenant being unable to use all or substantially all of the Premises for a period of more than one hundred eighty (180) days, Tenant shall have the right to terminate this Lease as of the date on which the condemning authority takes possession of the Premises.
    DEFAULT.
      Tenant's Default. Each of the following events shall constitute a default ("Default") by Tenant under this Lease:
          failure to pay Base Rent or Additional Rent due within ten (10) days after Tenant receives notice of non-payment from Landlord;
          failure to pay Base Rent or Additional Rent by the due date, at any time during a continuous twelve (12) calendar month period during which Tenant has already received three (3) prior notices of its failure to pay Base Rent or Additional Rent by the due date;
          failure to perform or observe any other obligation of Tenant after a period of ten (10) business days after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision(s), or the additional time, if any, that is reasonably necessary to promptly and diligently cure such failure;
          abandoning or vacating the Premises, if Tenant has also failed to timely pay the Base Rent and Additional Rent by the due date;
          failure to vacate or stay any of the following actions within sixty (60) days after they occur: a petition in bankruptcy is filed by or against Tenant; Tenant is adjudicated as bankrupt or insolvent; a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property; or Tenant makes an assignment for the benefit of creditors.
      Landlord's Default Remedies.
        Remedies. Landlord, in addition to any remedies given in this Lease or under the law, may elect to do any one or more of the following if Tenant commits a Default: terminate this Lease without waiving any claim for damages, and Tenant shall then surrender the Premises to Landlord; enter and take possession of the Premises either with due process of law and remove Tenant, with or without having ended the Lease. Tenant hereby waives claims for damages by reason of Landlord's re-entry or repossession and for damages by reason of any legal process.
        No Surrender. Landlord's exercise of any of its remedies or its receipt of Tenant's keys shall not be considered an acceptance or surrender of the Premises by Tenant, Any agreement to accept Tenant's surrender of the Premises must be in writing and signed by Landlord.
        Damages. If Landlord terminates this Lease or Tenant's right to possess the Premises because of a Default, Landlord may, subject to Landlord's mitigation obligations set forth in Section 8.2e, hold Tenant liable for Base Rent, Additional Rent, and other indebtedness accrued to such termination date, and Landlord shall have the right to accelerate the Base Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default; provided that Tenant shall be obligated to pay only the present value of such accelerated amount, computed at a discount rate equal to the then current prime rate as published by The Wall Street Journal. Tenant shall also be liable for attorney's fees and legal costs and any other necessary and reasonable expenses incurred by Landlord in enforcing its remedies under this Lease and re-letting the Premises.
        Payment. Tenant shall pay the sums due in accordance with this Subsection within ten (10) days of receiving Landlord's proper and correct invoice for the amounts due.
        Mitigation. Landlord shall mitigate its damage by making reasonable efforts to re-let the Premises on reasonable terms. Landlord may re-let for a shorter or longer period of time than the Lease Term and make any necessary repairs or alterations to accommodate any re-letting. Landlord may re-let on any reasonable terms, including a reasonable amount of free rent. If Landlord re- lets for a period of time longer than the then current Term, then any special concessions given to the new tenant shall be allocated throughout the entire term of such re-letting, so as to not unduly reduce the amount of consideration received by Landlord during the remaining period of Tenant's Term. The consideration received by Landlord as a result of any such re-letting shall, however, be reduced by:
          reasonable broker's fees incurred by Landlord for re-letting part or all of the Premises;
          the cost of. removing and storing Tenant's property; and
          the cost of any repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new tenant.
      Landlord's Default. Tenant shall give Landlord written notice of any failure by Landlord to perform or observe any of its obligations under this Lease, and Landlord shall have a period of thirty (30) business days following receipt of Tenant's notice, or the additional time, if any, that is reasonably necessary, in which to cure such default by Landlord. Tenant's notice shall give in reasonable detail the nature and extent of the default by Landlord and identify the provision(s) of this Lease containing the obligation(s). Tenant shall provide the notice required by this Subsection to the Mortgagee at the same time Tenant gives notice to Landlord. If Landlord commits a default and fails to cure same within the appropriate time, Tenant may pursue any remedies given in this Lease or under the law.
      Exception to Cure Periods. The periods of time allowed to permit Landlord and Tenant to cure , any default under this Lease shall not apply either to the cure of emergency conditions, which are conditions that threaten damage to property and or personal injury, or to the failure to maintain any insurance required under this Lease; provided that the party responsible for curing such default shall take all necessary action to do so in the most expeditious manner available, without consideration of convenience or cost-savings. Furthermore, with respect to any extension of time to cure a default due to such cure being reasonably expected to take additional time, the party responsible for such cure shall be entitled to the reasonable additional time provided such party undertakes the appropriate cure during the ten-day period as provided herein and uses its best efforts to diligently pursue that cure to completion.
      Self-Help. If Tenant defaults hereunder, Landlord may, without being obligated to do so and without waiving its other rights and remedies, take reasonable and appropriate measures to cure such default at Tenant's expense; provided that Landlord shall give Tenant not less than thirty (30) days prior written notice of its intent to undertake such cure, unless for emergency repairs which may be made by Landlord upon such notice as may be reasonable under the circumstances. Landlord may enter the Premises or Building as reasonably necessary to cure such default. Tenant shall reimburse Landlord, upon demand, for all costs and expenses reasonably incurred by Landlord to cure any default pursuant to this Subsection.
      Survival. The rights, remedies and obligations of the parties to this Lease as provided in this Section shall survive the termination of this Lease.
    SUBORDINATION, ATTORNMENT AND NON- DISTURBANCE.
      Subordination.
        Mortgages. Subject to the provisions of this Subsection, this Lease is subject and subordinate to the lien of all prior or subsequent mortgages encumbering the Building. Landlord shall give Tenant written notice of the name and mailing address of the holder(s) of any such mortgage(s).
        Foreclosures. If any mortgage encumbering the Building is foreclosed, then, subject to the rights of the Successor Landlord as provided herein, this Lease shall continue in full force and effect and Tenant's quiet possession of the Premises shall not be disturbed, provided that Tenant is not in Default and provided that Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale (the "Successor Landlord") as Tenant's landlord for the remaining Term. Notwithstanding such subordination and attornment, however, the Successor Landlord shall not be bound by:
          any payment of Base Rent or Additional Rent for more than one month in advance, except the Security Deposit and free rent, if any, specified in the Lease;
          any amendment, modification, or termination of this Lease without the Successor Landlord's written consent , unless such amendment, modification, or termination is specifically authorized by the original Lease and does not require Landlord's prior agreement or consent;
          any liability for any act or omission of a prior Landlord; or
          any offset against future Rent and/or Additional Rent on account of any act or omission of Landlord.
        Self-Operating. This Subsection shall be self-operating. However, Tenant shall promptly execute and deliver any documents needed to confirm this subordination and attornment agreement as may be requested by any current or future holder of a mortgage encumbering the Premises.
      Estoppel Certificate. Either party ("Answering Party") shall from time to time, within ten (10) business days after receiving a written request by the other party ("Asking Party"), execute and deliver to the Asking Party a written statement ("Estoppel Certificate"), which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing, and which shall certify: the accuracy of the Lease document; the Commencement Date and Expiration Date; that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of any such modification(s); whether, to the Answering Party's knowledge, the Asking Party is in default under this Lease, or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the nature of the default, claim, or demand; and to other correct and reasonably ascertainable facts that are covered by the Lease terms, including, without limitation, the rentable and usable floor area of the Premises, Tenant's pro rata share, and notice address. The Answering Party's failure to comply with its obligation to provide an Estoppel Certificate shall be a default under this Lease. Notwithstanding any provision of this Lease to the contrary, the cure period for a default due to the failure to provide an Estoppel Certificate as required in this Subsection shall be five (5) business days after the Answering Party receives notice of such default.
      Quiet Possession. Provided that Tenant is not in Default, and otherwise subject to the provisions of this Lease, Landlord covenants that Tenant's peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone.
    LANDLORD'S RIGHTS AND OBLIGATIONS.
      Rules and Regulations. Tenant, its employees, officers, contractors, agents and invitees, shall comply with the Rules and Regulations attached hereto as Exhibit "E" and any reasonable modifications and additions thereto adopted by Landlord, provided that Tenant is given at least thirty (30) days advance notice of such modifications and additions. The Rules and Regulations as adopted by Landlord shall not unreasonably and materially interfere with Tenant's conduct of its business or Tenant's use and enjoyment of the Premises. In the event that any provision of the Rules and Regulations conflicts with or is inconsistent with any other provision of this Lease, such other Lease provision shall be deemed to be controlling. Although Landlord shall not be responsible for another Project tenant's failure to observe the Rules and Regulations, Landlord shall not unreasonably enforce the Rules and Regulations against Tenant.
      Construction Liens.
        Tenant's Obligations. Within twenty (20) days after receiving notice of any construction lien for material or work claimed to have been furnished to the Premises on Tenant's behalf and at Tenant's request, except for work and materials contracted by Landlord in connection with the construction and installation of the Tenant Improvements, Tenant shall either: discharge such lien; or post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord. If Tenant does not discharge the lien or post the bond within the twenty (20) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord, plus interest thereon from the date of Landlord's payment to the date Landlord is reimbursed by Tenant at the maximum interest rate allowed by law.. If Tenant posts a bond, Tenant shall promptly and diligently contest the validity of the lien at Tenant's expense. Tenant shall, in any event, indemnify, defend, and hold Landlord harmless from losses incurred with respect to such liens and shall, within ten (10) days following Landlord's demand, reimburse Landlord for all losses, damages, claims, costs and expenses, including reasonable attorney fees, incurred as a consequence of the filing and/or removal of such liens. This Subsection shall in no way be interpreted as a consent to subject Landlord's property to any liens.
        Landlord's Statutory Notice. Tenant will not permit any construction liens or other liens to be placed upon the Premises or the Project, and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of,. any materials to the Premises or the Project or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any construction or other lien against the Premises or the Project. In the event any such lien is attached to the Premises or the Project as a result of Tenant's violation of this provision, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes shall be paid by Tenant to Landlord on demand as Additional Rent, together with interest thereon at the maximum legal rate. Pursuant to Section 713.10, Florida Statutes, Landlord has recorded in the public records of Duval County, Florida, a public notice containing a true and correct copy of this provision, thereby giving notice that this Lease expressly prohibits such liability, and Tenant agrees ,to inform all contractors and vendors performing work on or supplying material to the Premises or the Project of the existence of such recorded public notice.
      Right of Entry.
        Permitted Entries. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Base Rent or Additional Rent, to: (i) inspect the Premises; (ii) make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building; (iii) provide janitorial and other services required by the Lease; (iv) comply with Applicable Laws; (v) show the Premises to mortgagees, prospective mortgagees or purchasers and, during the ninety (90) days immediately before this Lease terminates, to prospective tenants, accompanied, if requested, by a Tenant representative; (vi) post notices of nonresponsibility for construction liens; (vii) remove any Alterations made by Tenant in violation of this Lease; and (viii) post "For Sale" signs and, during the one hundred twenty (120) days immediately before this Lease terminates, post "For Lease" signs.
        Entry Conditions. Notwithstanding any provision of this Subsection to the contrary, entry to the Premises is conditioned upon Landlord: (i) giving Tenant reasonable advance notice, except in an emergency; (ii) promptly finishing any work in the Premises; and (iii) avoiding any unreasonable interference with Tenant's business.
      Holdover.
        Holdover Status. If Tenant continues occupying the Premises after the Term ends ("Holdover") then:
          if the Holdover is with Landlord's written consent, it shall be a month-to- month tenancy, terminable on thirty (30) days advance notice by either party, and Tenant shall pay at the beginning of each month the Base Rent and Additional Rent that is fifty (50%) percent higher than the amount due in the last full month immediately preceding the Holdover period;
          if the Holdover is without Landlord's written consent, then Tenant shall be a tenant-at-sufferance, and Tenant shall pay by the first day of each month twice the amount of Base Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant's Holdover. In addition to the right to collect double Base Rent and Additional Rent, Landlord shall retain its remedies against Tenant who holds over without Landlord's written consent.
        Holdover Terms. Subject to the foregoing terms applicable to any Holdover, Tenant shall continue to be subject to terms and conditions of this Lease during any Holdover, except that Tenant shall not be entitled to: (i) any rights to extend or renew the Term; (ii) quiet possession of the Premises; (iii) Landlord's obligation for services and repairs; (iv) consent to any assignment or sublease, which consent may be unreasonably withheld by landlord; (v) enforce any remedy with respect to a default by Landlord; or (vi) enforce any right to receive the Tenant improvements or make Alterations.
      Signs.
        Permitted Signs. Landlord shall provide Tenant, at Landlord's expense, the following listings and signs as specified in Exhibit "F": (i) the Building directory listing of Tenant's tradename; (ii) a sign on the exterior door of the Premises; and (iii) a monument sign located by Landlord adjacent to the main exterior entry to the Premises.
        Non-permitted Signs. Other than the signs and listings expressly permitted in this Subsection or as may be approved as a part of the Tenant Improvements, Tenant shall not place or have placed any other signs, listings, advertisements, or any other notices anywhere else in or around the Building or the Project, nor shall Tenant place any signs, advertising, lettering or decoration of any type on the windows of the Premises or that are plainly visible through the windows of the Premises.
        Landlord's Rights. Landlord reserves the right to post or erect and remove such signs as may be desired by Landlord at any time and from time to time, on both the interior and exterior Common Areas of the Building and the Project.
    DELETED
    ARBITRATION OF DISPUTES.
      Procedure. In the event that Landlord and Tenant are unable to resolve any dispute that is subject to arbitration as provided in this Subsection w" ten (10) days after either party gives notice to the other of its desire to arbitrate such dispute, the dispute shall be settled by binding arbitration by the American Arbitration Association in accord with its then-prevailing rules and the laws of the State of Florida. Judgment upon the arbitration award may be entered in any court having jurisdiction. The arbitrators shall have no power to change the provisions of this Lease. The arbitration panel shall consist of three arbitrators, one of whom must be a real estate attorney actively engaged in the practice of law for at least the last five (5) years. Both parties shall continue performing their Lease obligations pending the award in the arbitration proceeding. The arbitrators shall award the prevailing party reasonable expenses and costs, including reasonable attorneys' fees pursuant to this Lease, plus interest on the amount due at eighteen (18) percent per annum or the maximum then allowed by applicable law, whichever is less.
      Payment. The losing party shall pay to the prevailing party the amount of the final arbitration award. If payment is not made within ten (10) business days after the date the arbitration award is no longer appealable, then in addition to any remedies under the law:
          If Landlord is the prevailing party, Landlord shall have the same remedies for failure to pay the arbitration award as it has for Tenant's failure to pay the Base Rent; and
          If Tenant is the prevailing party, Tenant may, in addition to any available legal or equitable remedies, deduct any remaining unpaid award from its monthly payments of Base Rent, Additional Rent, or other charges as they come due.
      Disputes Subject to Arbitration. The following disputes are subject to arbitration: any disputes that the parties mutually agree to submit to arbitration; the date when the Tenant Improvements to the Premises are substantially completed; the amount of any abatement of Base Rent and Additional Rent because of casualty damage or condemnation; the amount billed as Additional Rent or any component part of the calculation of Additional Rent; which party must comply with Applicable Laws; whether Landlord has provided the services or utilities in the quality and quantity required hereunder; whether Landlord's withholding of consent to Tenant's proposed assignment of this Lease or subletting of the Premises is unreasonable or unduly delayed; and the amount of any insurance increase required under this Lease.
    NOTICES.
      Delivery. Unless a provision of this Lease expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by either courier, overnight delivery service, or registered or certified mail, postage prepaid. Upon Tenant's occupancy of the Premises, all notices to Tenant shall be effective if delivered to Tenant's address at the Premises; provided that a copy of any notice delivered to Tenant at the Premises shall also be delivered to Tenant's address as set forth below. Notice to Landlord and Trust shall otherwise be addressed as follows:

      To Tenant Prior to Occupancy of the Premises:

      E-Loan, Inc.
      Attn: Frank M. Siskowski
      5875 Arnold Road
      Dublin, CA 94568

      To Tenant After Taking Occupancy of the Premises:.

      E-Loan, Inc.
      Attn: Frank M. Siskowski
      5875 Arnold Road
      Dublin, CA 94568

      To Landlord:

      Southpark Corporate Center, L.L.C.
      Attn: M. Craig Meek
      Suite ___, Building "G"
      3563 Philips Highway
      Jacksonville, FL 32207

      Effective Date of Notice; Change of Address. Notice sent as provided herein shall be considered given and received effective as of the date indicated on a delivery receipt as the date delivery was accepted or rejected by the addressee or, in the case of certified or registered mail, as of the date four days after the postmark, regardless of whether it is accepted or unclaimed. Either party may change its address by giving notice as provided above. Tenant shall also give required notices to Landlord's mortgagee after receiving notice from Landlord of the mortgagee's name and address.
    HAZARDOUS MATERIALS
      Use of Hazardous Materials. Except as provided herein, Tenant shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept or used in or about the Premises or the Building by Tenant or Tenant' s employees, contractors, agents or invitees without the prior written consent of Landlord, which consent may be granted or withheld in Landlords sole discretion. As a condition of obtaining Landlord's consent, Tenant must demonstrate to Landlord's sole satisfaction that such Hazardous Material is necessary or useful to Tenant's business and will be used, kept, stored and disposed of in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises. Tenant shall cause any Hazardous Material (including infectious waste) to be transported solely by duly licensed Hazardous Material transporters to duly licensed facilities for final disposal, to the extent required by and in accordance with the applicable Hazardous Material laws, and shall deliver to Landlord copies of any hazardous waste transport manifest reflecting the proper disposal of such Hazardous Material.
      Indemnification of Landlord. If Tenant breaches the foregoing obligations related to any Hazardous Material, or if the presence of Hazardous Material on or about the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify,- defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or amenity of the Premises, the Building or the Project, and damages arising from any adverse impact on marketing of space and sums paid in settlement of claims, attorneys' fees, consultation fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean- up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material is present in the soil or groundwater under the Premises or the Land. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises or the Land caused or permitted by Tenant results in any contamination of the Premises or the Land, Tenant shall promptly take all actions at its sole expense as are necessary to restore the Premises and the Land to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord's prior written approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Land. The foregoing indemnity obligations of Tenant shall survive the expiration or earlier termination of this Lease.
      Definitions. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172. 101) or by, the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302), as amended, or as defined in The Florida Statutes, as amended, or such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including infectious waste governed by the provisions of any applicable law and the rules and regulations promulgated thereunder.
      Disclosure. At the commencement of this Lease, and on January 1st of each year thereafter during the Term, Tenant shall disclose to Landlord the names and amounts of all Hazardous Material, or any combination thereof, which were stored, used or disposed of on the Premises, or which Tenant intends to store, use or dispose of on the Premises in the future.
      Inspection. Landlord and its agents shall have the right, but not the duty, to inspect the Premises at any time to determine whether Tenant is complying with the provisions of this Section. If Tenant is not in compliance with the provisions of this Section, Landlord shall have the right to immediately enter upon the Premises to remedy any contamination caused by Tenant' s failure to comply notwithstanding any other provision of this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant's business but shall not be liable for any interference resulting from Landlord's entry for the purposes of this Section.
      Reports. To the extent Tenant is required to file any reports with the United States Environmental , Protection Agency or any other federal, state, city or county agency having jurisdiction over Hazardous Material, Tenant shall concurrently provide Landlord a copy of such report.
      Default. Any default by Tenant under this Section shall be a material default under this Lease, enabling Landlord to exercise any of Landlord's remedies set forth herein.
      Indemnification of Tenant. If the presence of Hazardous Material on or about the Premises caused or permitted by Landlord results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs for which Landlord is legally liable to Tenant for damage resulting therefrom, then Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or amenity of the Premises, the Building or the Project, and damages arising from any adverse impact on marketing of space and sums paid in settlement of claims, attorneys' fees, consultation fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Tenant by Landlord includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean- up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material is present in the soil or groundwater under the Premises or the Land. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises or the Land caused or permitted by Landlord results in any contamination of the Premises or the Land, Landlord shall promptly take all actions at its sole expense as are necessary to restore the Premises and the Land to the condition existing prior to the introduction of any such Hazardous Material. The foregoing indemnity obligations of Tenant shall survive the expiration or earlier termination of this Lease.
    MISCELLANEOUS.
      Broker's Warranty. Landlord hereby warrants to Tenant that Landlord has dealt with only the following broker with respect to this Lease: CB Richard Ellis, Inc. ("Landlord's Broker"). Tenant hereby warrants to Landlord that Tenant has dealt with only the following broker with respect to this Lease: Lincoln Property Company Commercial Services, Inc. ("Tenant's Broker"). In the event that either party to this Lease should breach the foregoing warranties, such party shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising from such breach. Landlord is solely responsible for paying any brokerage commission due Landlord's Broker, who has agreed to pay that portion of such commission to Tenant's Broker as is reasonable and customary.
      Attorneys' Fees. In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including attorneys' fees, incurred by the prevailing party. A party shall be considered the prevailing party if: (i) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party's voluntary action before arbitration (after it is scheduled), trial, or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.
      Partial Invalidity. If any provision of this Lease is held to be invalid or unenforceable to any extent, then that provision shall be deemed to be deleted, and the remainder of this Lease. shall continue in effect and be enforceable to the fullest extent permitted by law.
      Waiver. The failure of either party to exercise any of its rights under this Lease shall not be deemed to be a waiver of those rights. A waiver of any rights under this Lease shall be effective only if stated in writing and signed by the party waiving its rights.
      Binding Effect. Neither Landlord nor Tenant shall be bound by the provisions of this Lease unless and until (i) the properly authorized representative(s) of both Landlord and Tenant have each fully executed copies of this Lease and delivered same to the other party and (ii) all payments due to Landlord as of Lease execution have been received. This Lease shall bind and inure to the benefit of the parties' heirs, successors, representatives, and permitted assigns.
      Governing Law; Venue. This Lease shall be governed by the laws of the State of Florida. The parties hereto agree that the appropriate venue for any lawsuit arising under this Lease shall be Duval County, Florida.
      Waiver of Jury Trial and Counterclaim. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or any claim of injury or damage occurring in or around the Project. In the Event Landlord commences any proceedings for nonpayment of. Base Rent or Additional Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings. This provision shall not, however, be construed as a waiver of Tenant's right to assert such claims in any separate action or actions brought by Tenant.
      Insurance Increase. If, due to Tenant's particular use of the Premises, Landlord's insurance rates with respect to the Property are increased, Tenant shall pay the amount of such increase to Landlord.
      Recording. Tenant shall not be permitted to record or file in any manner this Lease or any portion thereof, and any breach of this covenant by Tenant shall be deemed to be a material Default under this Lease.
      Survival of Remedies. The remedies of each party to this Lease shall survive the termination of this Lease when such termination is caused by a breach or default of the other party.
      Landlord's Title; Authority of Parties. Landlord represents and warrants that it ovens the Property in fee simple. Each party to this Lease represents and warrants to the other: that it is authorized to enter into this Lease; that the person signing on its behalf is duly authorized to execute this Lease; and that no other signatures, consents or approvals to this Lease are necessary to create a binding and enforceable agreement.
      Business Days. "Business days" means Monday through Friday, inclusive, excluding New Year's Day, Memorial Day, Independence Day (July 4"), Labor Day, Thanksgiving Day, and Christmas Day. Throughout this Lease, wherever "days" are used the term shall refer to calendar days.
      Time of Essence. Time is of the essence of this Lease. In computing time periods of less than six (6) days, any day other than a business day shall be excluded from such computation. Any time periods provided in this Lease which end on a day other than a business day shall extend to the next business day.
      Entire Agreement. This Lease contains the entire agreement between the parties with respect to the Premises. This Lease shall be modified only by a writing signed by both parties. Any and all agreements, understandings, representations, warranties and/or statements made or entered into by the parties hereto prior to the execution of this Lease are superceded and replaced by this Lease, so that this Lease is the sole agreement between the parties with respect to the subject matter hereof.
      Definition of Lease. This Lease consists of the following: Title Page; Table of Contents; Sections 1 through 14; and Exhibits "A" through "G"; and Building "D" Rider, if applicable. The titles or caption headings of the respective Sections and Subsections of this Lease are inserted for convenient reference only and shall in no way expand, limit, define or otherwise affect the interpretation of the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

Witnesses as to Landlord ______________________________ Print Name: Michael Burnsed ______________________________ Print Name: Bruce N. Jackson

LANDLORD

SOUTHPARK CORPORATE CENTER, L.L.C.,
a Delaware Limited Liability Company

By: PM SOUTHPARK CORPORATE CENTER, LC
a Florida Limited Liability Company,
as Manager

By: ___________________________
M. Craig Meek, Manager

Witnesses as to Tenant ______________________________ Print Name: Nancy Y. Impey ______________________________ Print Name: David B. Wales	E-LOAN, INC. By: _________________________________ Print Name: Frank M. Siskowski As Its: Secretary & CFO

Exhibit "A"

Premises

EXHIBIT "B"

METRO SQUARE OFFICE LEASE AGREEMENT

Legal Description

A portion of the West Half of the Northeast Quarter, together with a portion of Government Lot 4, all in Section 31, Township 2 South, Range 27 East, Jacksonville, Duval County, Florida, more particularly described as follows:

For point of reference, commence at a concrete monument located in the Northwest corner of the West Half of the Northeast Quarter of Section 31, aforementioned, and run South 89 degrees 45 minutes East, along the Northerly line of the West Half of the Northeast Quarter of said Section 31, a distance of 295.00 feet; thence South 38 degrees 17 minutes 50 seconds East 161.26 feet; thence South 51 degrees 42 minutes 10 minutes West 41.89 feet to the POINT OF BEGINNING; thence along the Southwesterly boundary of the lands conveyed in Official Records Volume 7718, Page 1575 of the current Public Records of said county, the following seven courses and distances: South 38 degrees 17 minutes 50 seconds East 472.08 feet; North 51 degrees 37 minutes 40 seconds East 19.16 feet. Thence South 83 degrees 22 minutes 20 seconds East 78.09 feet; thence South 38 degrees 17 minutes 50 seconds. East 857.44 feet; thence North 51 degrees 42 minutes 10 seconds East 26.37 feet; thence South 38 degrees 17 minutes 50 seconds East 45.39 feet; thence North 51 degrees 42 minutes 10 seconds East 124.37 feet to the Westerly boundary of Unit 1,/Rodney Subdivision, as recorded in Plat Book 21, Page 70 of said Public Records; thence South 01 degrees 07 minutes 50 seconds West along said Westerly line, 227.00 feet to the Northwesterly right-of-way line of County Road No. 595 (Emerson Road or Patton Drive); thence South 43 degrees 13 minutes 40 seconds West, along said right-of- way line a distance of 402.76 feet to a point of curvature in said right-of-way line; thence along the arc of a curve, concave Northwesterly and having a radius of 1,870.08 feet, continuing along said County right of way line, an arc distance of 289.38 feet to a point on the boundary of that certain tract described in deed recorded at Official Records Volume 8345, Page 835, Public Records of said County, said arc being subtended by a chord bearing and distance of South 47 degrees 39 minutes 39 seconds West, 289.09 feet; thence along the boundary of said tract, as follows: first course, North 40 degrees 04 minutes 30 seconds West 70.59 feet; second course, North 49 degrees 55 minutes 30 seconds East a distance of 116.50 feet; third course, North 38 degrees 17 minutes 50 seconds West, a distance of 163.75 feet; fourth course, South 51 degrees 42 minutes 10 seconds West, a distance of 303.22 feet to a point on the Northeasterly right of way line of Phillips Highway (State Road No. 5, U.S. Highway No. 1); thence Northwesterly along said right of way line, as follows: first course, along the arc of a curve concave Southeasterly with a radius of 11,548.70 feet, an arc distance of 724.90 feet to a point, said arc being subtended by a chord bearing and distance of North 34 degrees 54 minutes 18 seconds West, 724.78 feet; second course, South 53 degrees 15 minutes 00 seconds West along a line radial to lost mentioned curve, a distance of 25.00 feet to a point; third course, Northwesterly, along the arc of a curve concave Southeasterly with a radius of 11,521.70 feet, an arc distance of 159.20 feet to a point on the Westerly line of the West Half of the Northeast Quarter of said Section .31, said arc being subtended by a chord bearing and distance at North 37 degrees 08 minutes 50 seconds West, 159.20 feet; thence North 01 degrees 08 minutes 00 seconds East, along the Westerly boundary line of the West Half of the Northeast Quarter of said Section 31, a distance of 272.47 feet to a corner of the lands described in Official Records Volume 5923 page 918; thence South 54 degrees 22 minutes 52 seconds West along the Southerly boundary of said lands, 170.08 feet to the Northeasterly right-of-way line of said Phillips Highway, thence along said Northeasterly right of way line of said Phillips Highway 61.4 feet along the arc of a curve concave Southwesterly and having a radius of 11,521.70 feet, a chord distance of 81.4 feet, the bearing of the aforementioned chord being North 38 degrees 48 minutes 25 seconds West to the point of tangency; thence continue along the Northeasterly right-of-way line of said Phillips Highway North 38 degrees 55 minutes 35 seconds West a distance of 138.6 feet; run thence North 54 degrees 22 minutes 52 seconds East, along the South boundary line of the land conveyed to Green Acres Motor Court, Inc. by deed recorded in Deed Book 1298, Page 1, of the current Public Records of Duval County, Florida, a distance of 331.5 feet to a point lying on the East line of said Government Lot 4; run thence North 01 degrees 08 minutes 00 seconds East along the East line of said Government Lot 4, a distance of 126.02 feet; thence South 38 degrees 17 minutes 30 seconds East, a distance of 138.54 feet; thence North 51 degrees 42 minutes *10 seconds East a distance of 380.32 feet to the POINT OF BEGINNING.

TOGETHER WITH Easement Rights as set forth in Easement Agreement dated June 4, 1987, filed June 10, 1987, recorded in Official Records Book 6345, page 640, of the current public records of Duval County, Florida.

ALSO TOGETHER WITH the sewer easement granted in Warranty Deed recorded in Official Records Book 549, Page 362, of the current public records of Duval County, Florida.

ALSO TOGETHER WITH easement rights set forth in Reciprocal Easement dated November 24, 1993 and recorded November 21, 1993 in Official Records Book 7718, page 1588, and re-recorded in Official Records Book 7738, page 2286, all of the current public records of Duval County, Florida.

ALSO TOGETHER WITH easement rights set forth in Easement Agreement by and between Taco Bell Corp. and Market Square, Ltd., recorded December 31, 1987 in Official Records Book 6447, page 1956, of the current public records of Duval County, Florida.

EXHIBIT "C"

Project Site Plan

EXHIBIT "D"

METRO SQUARE OFFICE LEASE AGREEMENT

Work Letter Agreement

THIS WORK LETTER AGREEMENT (this "Work. Letter") is attached to and made part of that certain Metro Square Office Lease Agreement (the "Lease") dated ____________________, by and between SOUTHPARK CORPORATE CENTER, L.L.C., a Delaware limited liability company, ("Landlord") E-LOAN, INC., a Delaware corporation ("Tenant"). The terms, definitions and other provisions of the Lease are hereby incorporated herein by reference.

IN CONSIDERATION OF the execution of the Lease and the mutual covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

1. Basic Provisions:

(a) This Work Letter sets forth the agreement with respect to the construction of the "Building Standard Improvements", which is understood to mean -(i) the "Shell Improvements" (as hereinafter defined) and (ii) any additional improvements constructed or installed on the Premises using "Building Grade" (as hereinafter defined) construction and materials. Any other improvements to the Premises that require construction methods or materials other than Building Grade shall be deemed to be "Non-Standard Improvements". All improvements to the Premises constructed pursuant to this Work Letter, other than the Shell Improvements, whether constructed or installed by Landlord or Tenant, shall be hereinafter referred to collectively as the "Tenant Improvements", which term shall include both Building Grade improvements and any Non-Standard Improvements.

(b) "Shell Improvements' shall mean the following improvements which have been or will be provided by Landlord, at its expense, in connection with the construction of the Building:

(1) Exterior Building windows, unfinished exterior walls and roof structure and any unfinished concrete block and sheetrock walls surrounding Common Areas and Service Areas, if any.

(2) Unfinished concrete floors and ceilings.

(3) Electrical, cold water and sewer utility service to the demising wall of the Premises nearest to the point at which such utility service enters the Building.

(4) Automatic sprinkler systems with construction heads per minimum code requirements for Building shell.

(c) In accordance with and subject to the provisions of this Work Letter, Landlord shall, at Tenant's expense, construct and install the Tenant Improvements, including the Non-Standard Improvements, if any. Unless otherwise agreed in writing (or evidenced by Landlord's approval of the "Plans and Specifications", as hereinafter defined), Landlord shall use the following "Building Grade" construction methods and materials where appropriate or some other substantially comparable construction method or material deemed by Landlord (in its sole discretion) to be Building Grade:

(1) Interior Partitions: Taped, finished and painted (two coats of flat latex) partitioning to be constructed with one layer of '/2" drywall mounted on each side of 3 5/8" metal studs, extending above the finished ceiling height and having 4" vinyl base.

(2) Interior Demising Walls: Tenant separation walls consisting of one hour fire-rated drywall mounted on each side of 3 5/8" metal studs, running from the floor slab to the underside of roof deck Tenant shall be responsible only for one-half of the cost of such tenant separation walls. Any other unfinished concrete surfaces (walls or column's) to be wrapped with drywall; Tenant to bear the full cost of such wrapped concrete walls. All demising walls to be taped, finished and painted (two coats) and vinyl base installed in the same manner prescribed for the interior partitions.

(3) Building Entry Doors: Glass storefront doors to match the existing Building storefront entry doors.

(4) Interior Doors: Solid core 3'0" x 7'0", paint or stain grade in hollow metal frame.

(5) Carpeting: Minimum 26 ounce face weight (or approved equal), commercial grade, glued down throughout Premises.

(6) Heating, Ventilation and Air Conditioning ("HVAC"): As designed by a Florida licensed mechanical engineer.

(7) Electrical: Wiring and conduit per code, as required for standard wall-mounted duplex power outlets, switches and 2' x 4' fluorescent lighting fixtures with complete circuitry to electrical panels, as designed by a Florida licensed electrical engineer.

(8) Lighting: 2' x 4' lay-in fluorescent fixtures with opaque lens, with wiring, conduit and circuitry as required to operate.

(9) Telephone Outlets: Wall-mounted outlet and conduit stubbed to partition height.

(10) Ceiling: Acoustical tile lay-in ceiling with 2' x 2' x 5/8" tiles, suspended at nine (9) feet above the finished floor throughout Premises.

(11) Fire Protection and Security Equipment: Recessed and concealed sprinkler heads, exit lights, fire extinguishers and fire dampers as required per code.

(12) Bathrooms - To be in compliance with all Building Codes.

(d) Landlord's obligation to construct any Non-Standard Improvements requested by Tenant shall be subject to the provisions of this Work Letter pertaining to (i) Landlord's review of the Plans and Specifications and (ii) any delay in "Substantial Completion" (as defined in the Lease) due to Tenant's specification of construction methods or materials other than Building Grade.

2. Tenant Improvement Allowance; Tenant's Costs:

(a) Landlord shall provide Tenant with an allowance (the "Tenant Improvement Allowance") as a credit against the cost of the Tenant Improvements including the Non-Standard Improvements. The Tenant Improvement Allowance shall be equal to TWENTY and NO/100 DOLLARS ($20.00) per square foot of net rentable floor area of the Premises, which equates to the total amount of FOUR HUNDRED EIGHTY THOUSAND and NO/100 Dollars ($480,000.00), subject to adjustment based on verification of the net rentable floor area of the Premises pursuant to the Lease. To the extent that the total cost of the Tenant improvements, including without limitation the cost to prepare the Plans and Specifications in excess of the $1.30 per square foot allowance provided in Section 3(b), exceeds the Tenant Improvement Allowance, Tenant shall pay the full amount of such excess ("Tenant Costs") as follows;

(1) Prior to commencement of construction of the Tenant Improvements, Tenant shall pay Landlord an amount equal to fifty percent (50%) of Tenant's Costs, as such amount is then determined by reference to the "Construction Budget" (as hereinafter defined).

(2) Prior to taking occupancy of the Premises, Tenant shall pay Landlord an amount equal to the remaining unpaid balance of Tenant's Costs, as such amount can then be reasonably determined by Landlord based on available information.

(3) Within ten (10) days following Landlord's submittal to Tenant of a final accounting of Tenant's Costs, Tenant shall pay Landlord the then remaining balance of Tenant's Costs, or Landlord shall reimburse Tenant as to any excess amounts previously paid, as the case may be.

(b) Tenant's Costs represent a reimbursement of monies expended by Landlord on Tenant's behalf. Payment when due shall be a condition to Landlord's continued performance under this Work, Letter. Any delay in construction of the Tenant's Improvements or in Tenant taking occupancy of the Premises resulting from Tenant's failure to make any payments of Tenant's Costs when due shall be Tenant's responsibility. Tenant's failure to pay any portion of Tenant's Costs when due shall constitute a default under the Lease (subject to any applicable notice requirements or grace periods), entitling Landlord to all of its remedies thereunder.

(c) Tenant shall not receive any credit or payment for any unused portion of the Tenant Improvement Allowance.

3. Plans and Specifications; Construction Budget:

(a) The Tenant Improvements shall be completed in accordance with detailed architectural and W engineering working drawings and material specifications (the "Plans and Specifications") which shall be prepared at Tenant's expense and shall be in a form and content as necessary to allow Landlord's contractors to obtain all required building permits and approvals. The Plans and Specifications shall include the following:

(1) fully dimensioned architectural plan;

(2) electric/telephone outlet diagram;

(3) reflective ceiling plan with light switches,

(4) mechanical engineering plans, reflecting complete HVAC, plumbing, electrical and fire safety systems;

(5) electric power circuitry diagram;

(6) schematic plumbing riser diagram;

(7) all color and finish selections;

(8) all special equipment and fixture specifications; and

(9) structural engineering plans, reflecting any required changes or additions to the Building structure and/or roof.

(b) Tenant shall utilize the architect designated by Landlord ("Landlord's architect") in preparation of items (1), (2), (3), (7) and (8) as provided in subparagraph (a) of this Section; and items (4), (5), (6) and (9) shall be prepared by the engineer(s) designated by Landlord ("Landlord's engineers"). For preparation of the full Plans and Specifications, Landlord shall pay the total fees imposed by Landlord's architect and engineers up to a maximum amount of ONE and 30/100 DOLLARS ($1.30) per square foot of net rentable floor area of the Premises, plus reimbursable expenses. Any charges to be paid to Landlord's architect and engineers by Tenant in connection with the preparation of the Plans and Specifications over and above Landlord's $1.30 per square foot allowance shall be deducted from the Tenant Improvement Allowance.

(c) Tenant shall cause the Plans and Specifications to be prepared, at Tenant's expense'(subject to the $1.30 per square foot allowance), and submitted to Landlord not later than March 3, 2000. Landlord shall then have a period of not more than ten (10) days following -such submittal in which to review and approve the Plans and Specifications or state any objections to same in writing. Landlord's approval shall not be unreasonably withheld, and any objections shall be reasonable in nature and stated in sufficient detail so as to allow necessary modification by Tenant. Tenant shall have a period of not more than ten (10) days following receipt of Landlord's objections, if any, to make necessary modifications to the Plans and Specifications and resubmit same to Landlord in final form. Once accepted by Landlord in final form, the Plans and Specifications may be modified only with Landlord's written approval, and Tenant shall be liable for any additional costs incurred as a result of any such change order(s) as may be approved by Landlord.

(d) Should Tenant fail to either (i) submit the Plans and Specifications to Landlord by the date specified in subsection (c) of this Section or (ii) make any reasonable modifications to same and resubmit to Landlord as so specified, then such failure shall be construed as a material event of default under the Lease, entitling Landlord to the remedies provided thereunder.

(e) Within fifteen (15) days following receipt of the final approved Plans and Specifications, Landlord shall have its contractor(s) prepare an estimated budget (the "Construction Budget") of the cost of the Tenant improvements, including the Non-standard Improvements, and shall submit same to Tenant. The Construction Budget shall be in reasonable detail and shall reflect a unit cost for all improvements which is reasonable in amount, given the then current market conditions pertinent to labor and material costs for such construction. The cost of the Tenant Improvements, as set forth in the Construction Budget, shall also include (i) the cost of all utilities, air conditioning, and security services provided during construction and (ii) the cost of any Building Standard Improvements to the Premises previously constructed by Landlord in excess of the Shell Improvements.

(f) Not later than ten (10) days following receipt of the Construction Budget, Tenant shall provide notice to Landlord of Tenant's intention to modify the Plans and Specifications. Tenant shall cause such modifications to be made promptly and shall submit the revised Plans and Specifications to Landlord for approval within a ten (10) day period as set forth above, and if approved, Landlord shall cause a revised Construction Budget to be prepared within ten (10) days for Tenant's review; provided that the entire time period following (i) Tenant's 10-day approval period of the initial Construction Budget until (ii) Landlord has approved the revised Plans and Specifications with a Construction Budget acceptable to Tenant, shall be "Tenant Delay" (as hereinafter defined).

(g) The Construction Budget shall be used as a basis for calculating Tenant's Costs, if any. Landlord shall make a diligent effort to cause the Tenant Improvements to be completed at a cost no greater than the final Construction Budget, and Landlord shall give Tenant notice of any costs that exceed the Construction Budget and a reasonable explanation of such excess cost. Following final completion of the Tenant Improvements, Landlord shall provide Tenant with a statement of actual costs thereof, including the cost of any Landlord-approved change orders.

4. Contractor(s); Permits; Performance Bond:

(a) Landlord shall use its own contractor(s) and shall obtain all building permits necessary to complete the Tenant Improvements with the exception of any item(s) (whether or not shown in the Plans and Specifications) which may be agreed in writing to be constructed or installed by Tenant or Tenant's contractor(s). The cost of all building permits obtained by Landlord's contractor(s) shall. be deducted from the Tenant Improvement Allowance.

(b) In the event that the parties hereto have agreed that Tenant will undertake to provide some portion of the Tenant Improvements, Tenant shall use licensed contractors, approved by Landlord, and shall be responsible for obtaining all necessary permits and approvals at Tenant's sole expense. Tenant shall advise its contractor(s), subcontractor(s) and material supplier(s) that no interest of Landlord in the Premises, the Building, the Land or the Project shall be subject to liens to secure payment of any amount due for work performed or materials installed in the Premises by Tenant and that Landlord has recorded a notice to that effect in the public records of Duval County, Florida. ..Landlord shall permit Tenant and Tenant's contractor(s) to enter the Premises prior to the Commencement Date to accomplish any work as agreed; however, Tenant agrees to insure that its contractor(s) does (do) not impede Landlord's contractor(s) in performance of their respective tasks. Landlord shall not be liable in any way for any injury loss, damage or delay which may be caused by or arise from such entry by Tenant, its employees or contractor(s). Should Tenant undertake a portion of the Tenant Improvements or employ any contractors) other than Landlord contractor(s), Tenant shall pay Landlord a fee equal to ten percent (10%) of the cost of the work undertaken by Tenant or Tenant's contractor(s), such fee to compensate Landlord for coordination and supervision of the integration of the work to be done by Tenant or Tenant's contractor(s) into the overall Tenant Improvements.

(c) Landlord shall have the right to disapprove any of Tenant's contractors or subcontractors if Landlord has reason to believe that such contractors or subcontractors are: (i) not licensed as required by any governmental agency; (ii) not technically qualified or sufficiently staffed to do the work; (iii) not financially capable of undertaking the work; and/or (iv) incompatible with any of Landlord's contractors or subcontractors working on the Building (such incompatibility to include possible conflicts with any union contractors employed by Landlord).

(d) In the event that the total cost of the Tenant Improvements (including the Non-Standard Improvements) to be constructed and installed by Landlord exceeds $100,000.00, Landlord shall require its contractor(s) to provide a performance and payment bond(s),covering such construction. Should Tenant undertake construction of a portion of the Tenant Improvements costing in excess of $100,000.00; then Tenant shall require its contractor(s) to provide performance and payment bond(s) covering the total value of such work. In any case, the cost of the performance and payment bond premiums shall be borne by Tenant as part of Tenant's Costs.

5. Construction of the Improvements:

(a) Landlord shall substantially complete the Building Standard Improvements and the Non-Standard Improvements, if any, in accordance with the Plans and Specifications, not later than the Target Date as specified in the Lease, subject to any "Tenant Delay" and/or "Unavoidable Delay" (as hereinafter defined). ("Substantial Completion" shall have the meaning ascribed in Section 2.2 of the Lease.) Landlord, its employees, agents and contractors, shall, however, be allowed to enter upon the Premises at any reasonable times) following the Commencement Date as necessary to complete any unfinished details, and such entry shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rent or relieve Tenant from any obligation under the Lease.

(b) Notwithstanding any provision of the Lease or this Work Letter to the contrary, however, Landlord's obligation to achieve Substantial Completion of the Tenant Improvements not later than the Commencement Date specified in the Lease shall be subject to any "Tenant Delay" (as hereinafter defined) and any delay due to the following causes ("Unavoidable Delay"):

(1) Any delay beyond twenty-one (21) days in the issuance of all building permits necessary to construct and install the Tenant Improvements, where such delay is due to the governmental agency process and not to any failure on the part of Landlord or Landlord's contractors to promptly apply and submit all required items for such permits or to diligently pursue issuance of same;

(2) Any conditions resulting in the unavailability of labor, equipment and/or materials needed to construct and install the Tenant Improvements;

(3) The occurrence of any moratorium on building or utility connections that prohibit or delay Landlord in achieving Substantial Completion; and

(4) Any act of God or other cause beyond the reasonable control of Landlord, its contractors and/or agents.

In the event of any Unavoidable Delay, the Commencement Date of the Lease Term and Landlord's obligation to achieve Substantial Completion shall be extended to the date following the original scheduled Commencement Date by the number of days of such Unavoidable Delay.

(c) Tenant shall be responsible for any delay in Substantial Completion resulting from any of the following causes ("Tenant Delay"):

(1) Tenant's failure to submit the Plans and Specifications. (or any necessary modifications or additions thereto) within the time periods specified in this Work Letter;

(2) Tenant's failure to pay any portion of Tenant's Costs when due;

(3) Tenant's specification of special materials or finishes, or special installations other than as may be specified by Landlord as Building grade, which special items cannot be delivered or completed within Landlord's construction schedule (subject to Landlord's obligation to give Tenant notice of same as hereinafter provided);

(4) any change in the Plans and Specifications caused by Tenant once finally approved and accepted by Landlord, even though Landlord may approve such change;

(5) the performance of or failure to perform any special work or installation by any person or firm employed by Tenant to do any work on the Premises;

(6) any work stoppage or delay due to Tenant's failure to use union contractors or labor as required by Landlord; or

(7) any other delay in Substantial Completion directly attributable to the negligent or willful acts or omissions of Tenant, its employees, agents or contractor(s).

(d) In the event that Tenant Delay results in or contributes to a delay in Substantial Completion past the Target Date specified in the Lease (as first adjusted for Unavoidable Delay, if any), then the Commencement Date shall be deemed to have occurred and Tenant's rental obligations shall commence (subject to any abatement as otherwise provided) as of the date Landlord would have otherwise achieved Substantial Completion but for such Tenant Delay.

(e) In conjunction with Landlord's review of the Plans and Specifications and preparation of the Construction Budget, Landlord shall advise Tenant of any special material, finish or fixture (other titan Building Grade) requested by Tenant that will result in a delay in Landlord's construction schedule beyond the scheduled Commencement Date. In such event, Tenant shall either modify its specifications so as not to delay construction or be deemed to have accepted responsibility for any resulting delay as Tenant Delay.

6. Window Coverings: Window coverings shall not be required by Landlord. , However in -the event, that Tenant desires window coverings, Tenant shall request Landlord to provide, at Tenant's expense, Building Grade window treatment as part of the Tenant Improvements. The use of Building Grade window treatment is essential to maintain the exterior appearance of the Building, therefore no other window treatment shall be permitted by Landlord; provided that Tenant may, at its option, obtain Building Grade window treatment from other sources and have same installed at Tenant's sole expense.

EXECUTED BY the parties hereto simultaneously with the Lease and attached thereto as Exhibit "D".

Witnesses as to Landlord ______________________________ Print Name: Michael Burnsed ______________________________ Print Name: Bruce N. Jackson

LANDLORD

SOUTHPARK CORPORATE CENTER, L.L.C.,
a Delaware Limited Liability Company

By: PM SOUTHPARK CORPORATE CENTER, LC
a Florida Limited Liability Company,
as Manager

By: ___________________________
M. Craig Meek, Manager

Witnesses as to Tenant ______________________________ Print Name: Nancy Y. Impey ______________________________ Print Name: David B. Wales	E-LOAN, INC. By: _________________________________ Print Name: Frank M. Siskowski As Its: Secretary & CFO

EXHIBIT "E"

METRO SQUARE OFFICE LEASE AGREEMENT

Rules and Regulations

1. The sidewalk, entrances, passages, courts, elevators, vestibules, stairways, corridors, and other Common Areas obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Premises. Tenant shall not permit its employees or customers to congregate or loiter in the Common Areas.

2. No awnings or other projections shall be attached to the outside walls of the Project building without the prior written consent of Landlord. Except as permitted as part of the Tenant Improvements, no curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion.

3. Except as otherwise permitted by Landlord pursuant to this Lease, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises. In the event of a violation of the foregoing by Tenant, Landlord may remove same without any liability and may charge the expense incurred by such removal to the Tenant

4. Tenant shall not occupy or permit any portion of the Premises to be occupied as an, office for a public stenographer or typist, as a barber or manicure shop, an employment bureau, or any other use not expressly permitted pursuant to this Lease. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant at the Premises. The Premises shall not be used for gambling, lodging, or sleeping or for any immoral or illegal purposes.

5. The skylights, windows, and doors that reflect or admit light and air into the halls, passageway or other interior Common Areas, if any, shall not be covered or obstructed by any Tenant nor shall any bottles, parcels or other articles be placed on the window sills.

6. Toilets, lavatories, urinals and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and shall not be used to dispose of any sweepings, rubbish, rags, or other trash or refuse. All damages resulting from any misuse of the fixtures by Tenant, its servants, employees, agents, or licensees shall be home by Tenant.

7. Except for the hanging of pictures and similar items of office decor which do not materially damages the Premises, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building of which they form a part. No boring, cutting, or stringing of wires shall be permitted in the Premises or the Building, except with the prior written consent of Landlord. Should a Tenant require wiring for any communication service, Landlord will direct where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct. Neither Tenant nor Tenant's agents including, but not limited to, electrical repairmen and telephone installers, shall lift, remove or in any way alter of disturb any of the interior ceiling materials of the Premises or Building, nor shall any of same have any access whatsoever to the area above the interior ceiling of the Premises or the Building except with the prior written consent of Landlord and in accordance with the guidelines established by Landlord. No antennas shall be permitted in the Premises or in, on or around the Building.

8. No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any Tenant on the Premises, except in connection with employee lunch or coffee room; and Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9. Landlord shall have the right to retain a passkey and, as provided in this Lease, to enter the Premises to examine same or to make such alterations and repairs as may be deemed necessary, or to exhibit same to prospective tenants, mortgagees or purchasers.

10. Tenant shall not make, or permit to be made, any noises which, in Landlord's reasonable opinion, disturb or interfere ;with occupants of the Building or neighboring Project buildings or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of doors, windows, or skylights, if any.

11. Tenant shall not place additional locks or bolts of any kind upon any of the Premises doors or windows, without Landlord's consent, nor shall any changes be made in existing locks or the mechanism thereof, without Landlord's consent. Tenant must, upon the termination of this Lease return to Landlord all keys to the Premises and any interior of offices and toilet rooms.

12. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which the Landlord or its agent may determine from time to time. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by pre-arrangement before performance. Such pre-arrangements initiated by Tenant will include determination by Landlord, subject to his decision and control, of the time, method, and routing of movement and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the building. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon 2-inch thick plank strips to distribute the weight. Any damage done to the Building or to other Tenants or to other persons in bringing in or removing safes, furniture or other bulky or heavy articles shall be paid for by the Tenant.

13. Tenant agrees that all machines or machinery placed in the Premises by Tenant will be installed so as to prevent any vibration or annoyance to any other Building tenants (as determined by Landlord in its reasonable opinion), and it is agreed that upon written request of Landlord, Tenant will, within ten (10) days after the mailing of such notice, take appropriate steps to provide for the absorbing, preventing, or decreasing of noise from any or all machines or machinery placed in the Premises.

14. Employees of Landlord shall not receive or carry messages for or to any Tenant or other person nor contract with or render free or paid services to Tenant or Tenant's agent, employees, or invitees.

15. Canvassing, soliciting, and peddling in or around the Project is prohibited, and Tenant shall cooperate to prevent the same.

16. Landlord will not be responsible for lost, stolen, or damaged property, equipment, money, or jewelry from the Premises or any Common Areas, regardless of whether such loss occurs when such area is locked against entry or not.

17. Neither Tenant, nor any of Tenant's Agents, shall at any time bring or keep upon the Premises any inflammable, combustible, or explosive fluid, chemical, or substance, except small quantities of customary office supplies stored and disposed of in accordance with applicable laws.

18. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Premises, the Building and the Project, and for the preservation of good order therein; and any such other or further rules and regulations shall be binding upon Tenant with the same force and effect as if they had been inserted herein at the time of the execution of this Lease.

EXHIBIT "F"

METRO SQUARE OFFICE LEASE AGREEMENT

Tenant Signage Regulations

1. Landlord shall, at its expense, construct and install a sign for the Building in which the Premises are located (the "Building Sign"), the design, materials used and placement of the Building Sign to be subject to Landlord's sole discretion. Tenant's trade name sign shall be fabricated and installed on the Building Sign by Landlord, at its expense, using design and materials selected by Landlord in its sole discretion.

2. If requested by Tenant, Landlord shall, in conjunction with the construction and installation of the Tenant Improvements, construct and install a ground-mounted monument sign adjacent to the main entry to the Premises ("Tenant's Entry Sign"), provided that the design, materials used and placement of Tenant's Entry Sign shall be subject to Landlord's prior written approval, which approval may be withheld or conditioned in Landlord's sole discretion; and further provided that Tenant shall pay all of the cost and expense incurred in connection with the design, fabrication, construction and installation of Tenant's Entry Sign.

3. Any alteration(s) of Tenant's trade name as displayed on the Building Sign and/or Tenant's Entry Sign and/or any alteration(s) of the design, construction or placement of Tenant's Entry Sign shall be subject to (i) Landlord's prior written approval and (ii) Tenant's payment, in advance, of the reasonable costs of making such alteration(s).

4. Tenant shall be permitted to fabricate and install a sign on the main entry door to the Premises or on a window adjacent thereto, displaying Tenant's trade name and such other information as may be approved by Landlord in its sole discretion; provided that such signage shall be subject to Landlord's prior written approval and shall be designed, fabricated and installed at Tenant's sole expense, using Building standard lettering and materials as may be designated by Landlord in its sole discretion.

5. Tenant shall not be permitted to construct or install any additional signage of any kind whatsoever in, on or around the Premises, the Building or the Project, or position same so that it can be plainly viewed through Premises windows, without obtaining Landlord's prior written consent, which consent may be withheld or conditioned by Landlord in its sole discretion. Any sign installed by Tenant with Landlord's consent shall be removed by Tenant, at it,: sole expense, as of the expiration or earlier termination date of this Lease, and any damage resulting from such removal shall be repaired by Tenant, at Tenant's expense.

6. Landlord shall have the right, in its sole discretion, to construct, fabricate and install other signage in, on and around the Building and die Project, including the Common Areas, using Building Standard design and materials or other design and materials selected by Landlord in its sole discretion. Landlord shall have the right to permit other Project tenants to install signage in such other locations and using such other design and materials as Landlord may elect in its sole discretion.

7. As of the date of this Lease, the Building Standard signage design and materials are as follows:

a. Entry door signs shall be 2.5 inch white vinyl letters applied to inside door surface, with Tenant's logo, if requested, subject to Landlord's approval.

b. Tenant's Entry Sign shall be 4 feet high and 5 feet wide, aluminum construction with Texcote sprayed finish painted in keeping with Building color scheme, as designed by Landlord, with 5 inch vinyl letters in color approved by Landlord mounted on one face only.

EXHIBIT "G"

METRO SQUARE OFFICE LEASE AGREEMENT

[Issuer's Letterhead]

February _, 2000

IRREVOCABLE LETTER OF CREDIT NO. _______

Southpark Corporate Center, L.L.C.
Building G
3563 Phillips Highway
Jacksonville, Florida 32207

Gentlemen:

We hereby open our irrevocable credit in your favor, at the request and for the account of E-Loan, Inc., a _________________________ ("Account Party"), in the initial amount of Five Hundred Thousand and no/100 U.S. Dollars ($500,000.00), effective immediately, which amount shall, upon receipt by us from you of a "Reduction Certificate" (as hereinafter defined) during the month of June, 2002 and each June thereafter, automatically be reduced on July 14, 2002, and on each July 14 thereafter, so that, as long as we have received from you a Reduction Certificate during the immediately preceding month of June, the Maximum Available Amount (herein so called) under this Letter of Credit shall never exceed the following amounts during the following time periods:

Time Period	Maximum Available Amount
July 14, 2000 through July 13, 2002	$500,000
July 14, 2002 through July 13, 2003	$410,000
July 14, 2003 through July 13, 2004	$320,000
July 14, 2004 through July 13, 2005	$160,000

The Maximum Available Amount shall be available by your draft(s) on us from time to time, at sight, in form and substance as set forth on _Exhibit A attached hereto, accompanied by (i) the original of this Letter of Credit and (ii) a written statement signed by a person purporting to be either an officer, authorized representative, or member of either PM Southpark Corporate Center, LC, a Florida limited liability company, or IRP Southpark, LLC, a Delaware limited liability company, acting as a member in Southpark Corporate Center, L.L.C., a Delaware limited liability company, stating the following:

An event of default has occurred under that certain office lease (the "Lease"), dated February 4, 2000, executed by Southpark Corporate Center, L. L. C. , a Delaware limited liability company ("Landlord"), and E-Loan, Inc., a Delaware corporation ("Tenant"), and all applicable notice and cure periods (if any) have been exhausted without said event of default having been cured to Landlord's satisfaction.

Notwithstanding anything contained in this Letter of Credit to the contrary, the above reductions occurring on July 14, 2002 and each July 14 thereafter, shall not occur and the Maximum Available Amount then in effect shall remain at such level throughout the term of this Letter of Credit, unless reduced by a- drawing on this Letter of Credit by you, unless we receive from you, during each month of June immediately preceding such July 14, a written statement (a "Reduction Certificate") signed by a person purporting to be either an officer, authorized representative, or member of either PM Southpark Corporate Center, LC, a Florida limited liability company, or IRP Southpark, LLC, a Delaware limited liability company, acting as a member in Southpark Corporate Center, L.L.C., a Delaware limited liability company, stating the following:

A default or breach has not, to the knowledge of Southpark Corporate Center, L.L.C., a Delaware limited liability company ("Landlord"), occurred which remains uncured to the satisfaction of Landlord under that certain Office Lease (the "Lease"), dated February 4, 2000, executed by Landlord and E-Loan, Inc., a Delaware corporation.

Partial drawings under this Letter of Credit are permitted. The amount and date of presentation of any draft drawn and presented pursuant to the terms of this Letter of Credit shall be noted on this Letter of Credit by us. After making such notation, this Letter of Credit shall be returned immediately to you, unless any such draft presented and paid shall have exhausted this credit, in which case this Letter of Credit shall be retained by us.

This Letter of Credit is transferable without limitation as to the number of transfers or transferees.

We hereby engage with the drawers, endorsers and bona fide holders of drafts drawn under in compliance with the terms of this Letter of Credit that such drafts will be duly, honored if presented for payment at our office located at _____________________________, prior to the time of expiration hereof. Such drafts will, if presented before 10:00 a.m., local time on any Banking Day (as hereinafter defined), be paid in immediately available funds before 4:00 p.m., on the Banking Day so presented. Such drafts will, if presented after 10:00 a.m.,* local time on any Banking Day, be paid in immediately available funds before 4:00 p.m. on the first Banking Day occurring after the Banking Day on which such draft is so presented. "Banking Day" means a day on which federally insured commercial banks are open for business.

This Letter of Credit shall expire as of our close of business on July 13, 2005.

Except to the extent of conflict with the provisions of this Letter of Credit, this Letter of Credit is subject to the provisions of the Uniform Customs and Practice for Documentary Credits 1993 Revision, International Chamber of Commerce Publication No. 500 (the "UCP").

Very truly yours,

_______________________________________

By: __________________________
Print Name: _____________________
Title: __________________________

Exhibit "A" to Irrevocable Letter of Credit

DRAFT

$________________________	_______________, 200___

[Name and Address of Issuer]
__________________________
__________________________
__________________________

Pay to the order of _______________________, on sight, the sum of ___________________________________ and ____/100 U.S. Dollars ($_____________). Drawn under ______________________ Irrevocable Letter of Credit No. _____, dated February ___ , 2000.

_________________________________

By: __________________________
Print Name: ____________________
Title: __________________________

_________________________________

By: __________________________
Print Name: ____________________
Title: __________________________

METRO SQUARE

OFFICE LEASE

LANDLORD: Southpark Corporate Center, L.L.C.

TENANT: E-Loan, Inc.

LEASE DATE: February 4, 2000

PREMISES: Suite ___, Building "E"

TABLE OF CONTENTS

1. DEMISED PREMISES. *

1.1 Description of Premises *

1.2 Floor Area of the Premises *

1.3 Common Areas. *

1.4 Use of Premises. *

1.5 Improvements to the Premises *

1.6 Radon Gas Statutory Notice *

1.7 Option to Expand *

2. TERM OF LEASE. *

2.1 Commencement and Expiration Dates *

2.2 Substantial Completion *

2.3 Memorandum of Commencement *

2.4 Inspection and Punchlist *

2.5 Option to Renew *

2.6 Tenant's Right to Cancel Lease *

3. RENT AND SECURITY. *

3.1 Base Rent. *

3.2 Late Charges and Interest *

3.3 Additional Rent. *

3.4 Rent Taxes *

3.5 Personal Property Tax *

3.6 Security Deposit. *

3.7 Additional Security. *

4. AFFIRMATIVE OBLIGATIONS OF LANDLORD AND TENANT. *

4.1 Compliance with Laws. *

4.2 Services and Utilities. *

4.3 Repairs and Maintenance. *

4.4 Surrendering the Premises *

4.5 Parking *

5. TENANT'S RIGHTS AND OBLIGATIONS *

5.1 Alterations. *

5.2 Assignment and Subleasing. *

6. INSURANCE AND INDEMNIFICATION. *

6.1 Insurance. *

6.2 Indemnification. *

6.3 Limitation of Landlord's Liability. *

6.4 Survival *

7. LOSS OF PREMISES DUE TO CASUALTY OR CONDEMNATION. *

7.1 Casualty Damage. *

7.2 Condemnation. *

8. DEFAULT. *

8.1 Tenant's Default *

8.2 Landlord's Default Remedies. *

8.3 Landlord's Default *

8.4 Exception to Cure Periods *

8.5 Self-Help *

8.6 Survival *

9. SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE. *

9.1 Subordination. *

9.2 Estoppel Certificate *

9.3 Quiet Possession *

10. LANDLORD'S RIGHTS AND OBLIGATIONS. *

10.1 Rules and Regulations *

10.2 Construction Liens. *

10.3 Right of Entry. *

10.4 Holdover. *

10.5 Signs. *

11. DELETED *

12. ARBITRATION OF DISPUTES. *

12.1 Procedure *

12.2 Payment *

12.3 Disputes Subject to Arbitration *

13. NOTICES. *

13.1 Delivery *

13.2 Effective Date of Notice; Change of Address *

14. HAZARDOUS MATERIALS *

14.1 Use of Hazardous Materials *

14.2 Indemnification of Landlord *

14.3 Definitions *

14.4 Disclosure *

14.5 Inspection *

14.6 Reports *

14.7 Default *

14.8 Indemnification of Tenant *

15. MISCELLANEOUS. *

15.1 Broker's Warranty *

15.2 Attorneys' Fees *

15.3 Partial Invalidity *

15.4 Waiver *

15.5 Binding Effect *

15.6 Governing Law; Venue *

15.7 Waiver of Jury Trial and Counterclaim *

15.8 Insurance Increase *

15.9 Recording *

15.10 Survival of Remedies *

15.11 Landlord's Title; Authority of Parties *

15.12 Business Days *

15.13 Time of Essence *

15.14 Entire Agreement *

15.15 Definition of Lease *